SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VIASAT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Information

DATE: September 4, 2019	TIME: 8:30 a.m. Pacific Time	PLACE: Viasat Corporate Offices	RECORD DATE: July 8, 2019

Dear Fellow Stockholder:

You are cordially invited to attend our 2019 annual meeting of stockholders, which will be held on September 4, 2019 at 8:30 a.m. Pacific Time at the corporate offices of Viasat located at 2501 Gateway Road, Pacific Conference Room, Carlsbad, California. We are holding the annual meeting for the following purposes:

1.	To elect Richard Baldridge and Sean Pak to serve as Class II Directors for a three-year term to expire at the 2022 annual meeting of stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Viasat’s independent registered public accounting firm for fiscal year 2020.

3.	To conduct an advisory vote on executive compensation.

4.	To approve an amendment and restatement of the Employee Stock Purchase Plan.

5.	To approve an amendment and restatement of the 1996 Equity Participation Plan.

6.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record as of July 8, 2019, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

How to Vote

Provide instructions to your broker, bank or other financial institution about how to vote shares they hold for you	Sign, date and return proxy card	Attend Annual Meeting

By Order of the Board of Directors /s/ Mark Dankberg Mark Dankberg Chairman of the Board and Chief Executive Officer

Carlsbad, California

July 18, 2019

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

2019 Proxy Statement            i

6155 El Camino Real Carlsbad, California 92009	PROXY STATEMENT

The Board of Directors of Viasat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on September 4, 2019 at 8:30 a.m. Pacific Time at the corporate offices of Viasat located at 2501 Gateway Road, Pacific Conference Room, Carlsbad, California, and at any adjournments or postponements of the meeting, for the purposes set forth in the notice of annual meeting of stockholders.

GENERAL INFORMATION

About the Annual Meeting and Voting

Why am I receiving this proxy statement?

We sent you this proxy statement and the enclosed proxy card because Viasat’s Board of Directors is soliciting your proxy to vote at the 2019 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of our annual meeting and the enclosed proxy card on or about July 18, 2019 to all stockholders who owned Viasat common stock on the record date, July 8, 2019, and are thus entitled to vote at the annual meeting. On this record date, there were approximately 61,277,039 shares of Viasat common stock outstanding. Common stock is our only class of stock entitled to vote. Along with this proxy statement we are also sending our fiscal year 2019 annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of Richard Baldridge and Sean Pak to serve as Class II Directors for a three-year term to expire at the 2022 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2020.

•	Proposal 3: The advisory vote on executive compensation.

•	Proposal 4: The amendment and restatement of the Employee Stock Purchase Plan.

•	Proposal 5: The amendment and restatement of the 1996 Equity Participation Plan.

We will also consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” the election of Richard Baldridge and Sean Pak (Proposal 1);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2020 (Proposal 2);

•	“FOR” the approval of executive compensation (Proposal 3);

•	“FOR” the amendment and restatement of the Employee Stock Purchase Plan (Proposal 4); and

•	“FOR” the amendment and restatement of the 1996 Equity Participation Plan (Proposal 5).

How many votes do I have?

You are entitled to one vote for every share of Viasat common stock that you own as of July 8, 2019.

2019 Proxy Statement            1

GENERAL INFORMATION  •  About the Annual Meeting and Voting

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the annual meeting or vote your shares in person.

If you complete and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted in accordance with the recommendations made by the Board of Directors.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting occur, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy card bearing a later date;

•	you may deliver a written notice of revocation to Viasat’s Corporate Secretary prior to the annual meeting; or

•	you may notify Viasat’s Corporate Secretary in writing before the annual meeting and vote in person at the meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must contact your broker, bank or financial institution to revoke any prior instructions.

How do I vote in person?

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What if my shares are held by a broker, bank or other financial institution?

If you are the beneficial owner of shares held by a broker, bank or other financial institution, then your shares are held in “street name” and the organization holding your shares is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other financial institution regarding how to vote your shares. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote in person at the meeting unless you bring to the meeting a “legal proxy” from the record holder of the shares (your broker, bank or other financial institution). The legal proxy will give you the right to vote the shares at the meeting.

Can I vote via the internet or by telephone?

If your shares are registered in the name of a broker, bank or other financial institution, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If the broker, bank or other financial institution holding your shares does not offer internet or telephone voting information, please complete and return your proxy card or voting instruction card in the self-addressed, postage-paid envelope provided.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a Viasat stockholder or joint holder as of the record date, July 8, 2019, or you hold a valid proxy for the annual meeting. You should be prepared to present valid government issued photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of July 8, 2019. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the annual meeting.

GENERAL INFORMATION  •  About the Annual Meeting and Voting

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. This year, approximately 30,638,521 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the two nominees for director who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast on that proposal. Voting results will be tabulated and certified by our transfer agent, Computershare.

What will happen if I abstain from voting or fail to vote?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for the 2020 fiscal year. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

In tabulating the voting results for each proposal, neither abstentions nor shares that constitute broker non-votes are considered votes cast on that proposal. Because abstentions and broker non-votes will not be considered votes cast, abstentions and broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What are the costs of soliciting these proxies?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the Securities and Exchange Commission, or SEC, permit companies, brokers, banks or other financial institutions to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of householding for future mailings, or if you currently receive multiple copies of our annual reports and proxy statements and would prefer to receive a single copy in the future, please contact your broker, bank or financial institution. You may also obtain a separate annual report or proxy statement without charge by sending a written request to Viasat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

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GENERAL INFORMATION  •  About the Annual Meeting and Voting

Important notice regarding the availability of proxy materials for the Viasat annual meeting of stockholders to be held on September 4, 2019

Under rules adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the Investor Relations section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or other financial institution for instructions on how to elect this option.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Viasat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Viasat’s integrity is our commitment to sound corporate governance. Our corporate governance guidelines and Guide to Business Conduct can be found on the Investor Relations section of our website at investors.viasat.com.

Board Responsibilities

Primary Responsibilities

The Board of Directors is the company’s governing body and is responsible for assuring that the long-term interests of the stockholders are being served. The Board of Directors is also responsible for overseeing Viasat’s Chief Executive Officer and other senior management in the competent and ethical operation of the company on a day-to-day basis. To satisfy its duties, directors are expected to take a proactive, focused approach to their position, and set standards to ensure that the company is committed to business success by maintaining the highest standards of responsibility and ethics.

Risk Oversight

We take a comprehensive approach to risk management which is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board

The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as it pertains to the committee’s area of oversight. In addition, an overall review of risk is inherent in the Board’s consideration of the company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

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Committees

The Audit Committee is responsible for reviewing the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements.

The Compensation and Human Resources Committee is responsible for designing and evaluating Viasat’s compensation plans, policies and programs, including the compensation of our executive officers.

The Nomination, Evaluation and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines and principles, providing oversight of the process for the self-assessment by the Board and each of its committees, reviewing and recommending nominees for election as directors and committee members, conducting the evaluation of our Chief Executive Officer, and advising the Board with respect to Board and committee composition.

The Banking and Finance Committee is responsible for overseeing certain aspects of corporate finance for the company, and reviewing and making recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

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Management

Our senior management is responsible for assessing and managing the company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Board Leadership and Independence

Board Leadership and Independence

Enhanced Board Leadership Structure. The Board leadership structure is currently comprised of (1) a combined Chairman of the Board and Chief Executive Officer and (2) a Lead Independent Director. Mark Dankberg, our Chief Executive Officer, serves as the Chairman of the Board. In February 2019, we appointed Sean Pak to the newly created position of Lead Independent Director. The role of Lead Independent Director provides strong independent leadership for the Board. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board at which the Chairman is not present, calling meetings of independent directors and functioning as a liaison with the Chairman. Mr. Pak is an active and engaged director, who is well positioned to work collaboratively with Mr. Dankberg, while providing strong independent oversight.

The Board regularly evaluates its leadership structure, and currently believes that the use of a Lead Independent Director, coupled with the combined Chairman and Chief Executive Officer positions, provides the most efficient and effective leadership model for Viasat. As the individual primarily responsible for the day-to-day management of the company’s business operations, our Chief Executive Officer is best positioned to provide clear insight and direction of business strategies and plans to both the Board and management. A single person, acting in the capacities of Chairman and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the company’s business strategies and plans. Coupled with a Lead Independent Director, this leadership structure allows the Board to exercise independent oversight while enabling the Board to have direct access to information related to the day-to-day management of Viasat’s business operations. Moreover, we believe that the combined Chairman and Chief Executive Officer role is appropriately counterbalanced and enhanced by sound corporate governance principles, the leadership of the Lead Independent Director, the effective oversight of management by non-employee directors and the strength of Viasat’s independent directors.

Majority Independent Board. The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the objective standards, a member of the Board is not considered independent if, for example, he or she is (1) an employee of Viasat, or (2) a partner in, or a controlling stockholder or an executive officer of, an entity to which Viasat made, or from which Viasat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year.

None of our existing directors were disqualified from independent status under the objective standards, other than Mr.

Dankberg and Richard Baldridge, who do not qualify as independent because they are Viasat employees. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Viasat and Viasat’s management.

As a result of this evaluation, the Board of Directors affirmatively determined that each existing member of the Board other than Mr. Dankberg and Mr. Baldridge is independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination, Evaluation and Corporate Governance Committee qualify as independent directors as defined by Nasdaq.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Board Committee Composition

Board Committee Composition

As of the date of this proxy statement, our Board of Directors has the following four standing committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination, Evaluation and Corporate Governance Committee, and (4) Banking and Finance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the Investor Relations section of our website at investors.viasat.com. During our fiscal year ended March 31, 2019, the Board held seven meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board, and the total number of meetings held by all committees of the Board, on which each such director served. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. Nine of our directors attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation and Human Resources Committee	Nomination, Evaluation and Corporate Governance Committee	Banking and Finance Committee
Mark Dankberg				Member
Richard Baldridge				Member
Frank J. Biondi, Jr.	Member	Member		Chair
Robert Johnson	Member		Chair
B. Allen Lay (1)	Member			Member
Jeffrey Nash (1)	Member	Chair
Sean Pak
Varsha Rao		Member
John Stenbit		Member	Member
Harvey White	Chair	Member	Member
Number of Meetings in Fiscal Year 2019	5	10	2	4

(1)	Messrs. Lay and Nash are Class II directors whose terms expire at this year’s annual meeting. Messrs. Lay and Nash will not be standing for re-election as directors at this year’s annual meeting.

Audit Committee. The Audit Committee is responsible for reviewing the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or that may be brought to the attention of the Audit Committee. The Board of Directors has determined that each of the members of our Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Report.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee is responsible for designing and evaluating our compensation plans, policies and programs, including the compensation of our executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of non-employee directors, executive officers and other managerial employees. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the role and responsibilities of the Compensation and Human Resources Committee, see the Compensation Discussion and Analysis section of this proxy statement.

Nomination, Evaluation and Corporate Governance Committee. The Nomination, Evaluation and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines and principles, providing oversight of the process for the self-assessment by the Board and each of its committees, reviewing and recommending nominees for election as directors and committee members, conducting the evaluation of our Chief Executive Officer, and advising the Board with respect to Board and committee composition.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Board Evaluation and Refreshment

Banking and Finance Committee. The Banking and Finance Committee is responsible for overseeing certain aspects of corporate finance for the company, and reviewing and making recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

Board Evaluation and Refreshment

The Nomination, Evaluation and Corporate Governance Committee, or NECG Committee, is responsible for reviewing and assessing the appropriate skills and characteristics required of Board members in the context of the current size and membership of the Board. This includes assessing whether the Board possesses the appropriate business acumen, diversity, integrity, and personal skills and experience in technology, finance, marketing, international business, financial reporting and other areas to deliver the high standard of governance expected by our stockholders.

Our Board and the NECG Committee understand the importance of following robust processes for Board evaluation and refreshment. The NECG Committee periodically reviews the skills and characteristics of the Board to ensure they align with the current needs of our company. Additionally, the Board completes an annual self-evaluation of its performance and the performance of its committees, facilitated by the NECG Committee. The results of these evaluations help to inform whether the Board is equipped to provide comprehensive and effective oversight. The Board aims to maintain a balance between institutional knowledge on the Board, which comes in the form of longer tenured directors, and fresh perspectives added through newly appointed directors. As a result, the Board has not imposed a hard limit on director tenure, as they believe that would artificially deprive the Board of the valuable contributions of its most experienced directors. Instead, the Board evaluates the mix of director tenures as a component of the broader evaluation and composition review process. This approach to Board refreshment and evaluation has led to:

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The addition of four new directors in the last five years, including three new independent directors, which increased Board diversity and provided valuable intellectual property development and strategy, international business, telecommunications and operational expertise; and

•	A four year decline in the average tenure of our independent directors, from 15.5 to 11.5 years, following the departure of two long-tenured directors at our 2019 annual meeting of stockholders.

In recommending candidates for election to the Board, the NECG Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The NECG Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the NECG Committee recommends the candidate for consideration by the full Board. The NECG Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees.

The NECG Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. When submitting candidates for nomination, stockholders must follow the notice procedures and provide the information specified in the section titled Other Matters. In addition, the recommendation must include the following: (1) the name and address of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, (2) a detailed resume of the nominee, and the signed consent of the nominee to serve if elected, (3) the stockholder’s reason for making the nomination, including an explanation of why the stockholder believes the nominee is qualified for service on our Board, (4) proof of the number of shares of our common stock owned by the record owner and the beneficial owner (if any) on whose behalf the record owner is proposing the nominee, (5) a description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination, (6) a description of any material interest of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, and (7) information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee’s age, business experience, directorships, and involvement in legal proceedings during the past ten years.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, Viasat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors. Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS  •  Stockholder Engagement

Stockholder Engagement

Stockholder engagement is a critical aspect of our corporate governance practices and one of our top priorities. Our management team regularly engages with our largest stockholders to proactively understand their perspectives on our business and strategy and governance and compensation practices, and to address any concerns they may have. During fiscal year 2019, we engaged in substantive conversations with stockholders representing approximately 73% of our total outstanding common stock.

Our Board has demonstrated responsiveness to feedback received during these discussions through the recent changes we have made to our corporate governance practices and compensation programs. As a result of our Board’s evaluation of our current practices informed by stockholder feedback, we implemented a performance-based equity program in 2018 to further align executive compensation with long-term stockholder interests, and appointed a Lead Independent Director in 2019 to further strengthen the independent oversight of our Board.

We are committed to continuing an active dialogue with our stockholders to ensure that the Board’s decisions are informed by investor feedback, and that we continue to evolve our corporate governance practices and compensation programs to best support long-term value creation.

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PROPOSAL 1:

Election of Directors

Overview

The authorized number of directors is presently ten. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. We currently have four Class II directors whose terms expire at this year’s annual meeting. Two of our existing Class II directors, B. Allen Lay and Jeffrey Nash, will not be standing for re-election, and their seats will remain vacant at this time. At this year’s annual meeting of stockholders, we will elect two Class II directors to hold office until the 2022 annual meeting. At next year’s annual meeting of stockholders, we will elect three Class III directors to hold office until the 2023 annual meeting, and the following year, we will elect three Class I directors to hold office until the 2024 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his or her successor is duly elected or appointed.

The Board of Directors unanimously nominated Richard Baldridge and Sean Pak as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Baldridge and Mr. Pak. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with Viasat, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position with Viasat	Term Expires	Class
Mark Dankberg	64	Chairman and Chief Executive Officer	2020	III
Richard Baldridge	61	Director, President and Chief Operating Officer	2019	II
Frank J. Biondi, Jr.	74	Director	2021	I
Robert Johnson	69	Director	2021	I
Sean Pak	46	Director (Lead Independent Director)	2019	II
Varsha Rao	49	Director	2020	III
John Stenbit	79	Director	2021	I
Harvey White	85	Director	2020	III

Class II Directors Nominated for Election at this Annual Meeting

Richard Baldridge Director Since: 2016

Richard Baldridge has been a director of Viasat since 2016. Mr. Baldridge joined Viasat in April 1999, serving as our Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2000 and as our Executive Vice President and Chief Operating Officer from 2002. Mr. Baldridge assumed his current role as President and Chief Operating Officer in 2003. In addition, Mr. Baldridge serves as a director of Ducommun Incorporated (NYSE: DCO), a provider of engineering and manufacturing services to the aerospace and defense industries, and EvoNexus, a San Diego based non-profit technology incubator. Prior to joining Viasat, Mr. Baldridge served as Vice President and General Manager of Raytheon Corporation’s Training Systems Division from January 1998 to April 1999. From June 1994 to December 1997, Mr. Baldridge served as Chief Operating Officer and Chief Financial Officer for Hughes Information Systems and Hughes Training Inc., prior to their acquisition by Raytheon in 1997. Mr. Baldridge’s other experience includes various senior financial and general management roles with General Dynamics Corporation. Mr. Baldridge holds a B.S.B.A. degree in Information Systems from New Mexico State University.

Mr. Baldridge provides our Board with significant operational and financial expertise based on his roles at Viasat and other companies.

PROPOSAL 1  •  Election of Directors

Sean Pak has been a director of Viasat since 2018, and has served as Lead Independent Director since February 2019. Mr. Pak has been a partner at Quinn Emanuel Urquhart & Sullivan LLP since 2009, and he currently serves as the Co-Chair of its National Intellectual Property Litigation Practice and Co-Managing Partner of the San Francisco office. From 2002 to 2009, Mr. Pak was an attorney at Latham & Watkins LLP, and previously worked in engineering roles at Intel Corporation and the Massachusetts Institute of Technology (MIT) Artificial Intelligence Laboratory. He is a litigator with extensive experience litigating patents, trade secrets, copyrights and other intellectual property. Mr. Pak received a J.D. degree (cum laude) from Harvard Law School, and B.S. and M. Eng. Degrees in Electrical Engineering and Computer Science from MIT.

Mr. Pak provides our Board with significant expertise in intellectual property development, strategy and enforcement, along with technological and engineering expertise in satellite systems, electrical engineering and computer science.

Sean Pak Director Since: 2018

Class III Directors with Terms Expiring in 2020

Mark Dankberg is a founder of Viasat and has served as Chairman of the Board and Chief Executive Officer since its inception in 1986. Mr. Dankberg also serves on the boards of Minnetronix, Inc., a privately-held medical device and design company, and Lytx, Inc., a privately-held company that provides fleet safety management solutions. In addition, Mr. Dankberg was elected to the Rice University Board of Trustees in 2013, and was a member of the board of directors of REMEC, Inc. from 1999 to 2010. Prior to founding Viasat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Mr. Dankberg provides our Board with significant operational, business and technological expertise in the satellite and communications industry, and intimate knowledge of the issues facing our management.

Mark Dankberg Director Since: 1986

Varsha Rao has been a director of Viasat since 2017. Ms. Rao has served as the Chief Executive Officer and a director of Nurx Inc., a direct-to-consumer telehealth platform, since April 2019. From September 2017 to April 2019, she served as Chief Operating Officer of Clover Health Inc., a health insurance technology company. From 2013 to 2016, Ms. Rao served as the Head of Global Operations at Airbnb, Inc., a global travel marketplace. From 2011 to 2013, she served as the Senior Vice President International of LivingSocial, Inc. (owned by Groupon), an online marketplace for daily deals. From 2008 to 2011, Ms. Rao served as the Chief Executive Officer of SingTel Digital Media Pte Ltd., an online search and lifestyle portal and wholly-owned subsidiary of SingTel. From 2004 to 2008, she served as Vice President and General Manager of OldNavy.com, an e-commerce division of Gap, Inc. She also previously founded and sold Eve.com, an online beauty retailer, and served as an Engagement Manager at McKinsey & Co., a consulting company. Ms. Rao earned a B.A. degree in Mathematics and a B.S. degree in Economics from the University of Pennsylvania, and an M.B.A. degree from the Harvard Business School.

Ms. Rao provides our Board with significant international e-commerce, media and telecommunications expertise due to her background and leadership roles focused on those disciplines at various companies.

Varsha Rao Director Since: 2017

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PROPOSAL 1  •  Election of Directors

Harvey White Director Since: 2005

Harvey White has been a director of Viasat since 2005. Since 2004, Mr. White has served as Chairman of (SHW)2 Enterprises, a privately-held firm that consults primarily in the wireless communications field. Prior to (SHW)2 Enterprises, Mr. White founded Leap Wireless International, Inc. in 1998 and was its Chairman and Chief Executive Officer until 2004. Prior to Leap, he was a co-founder of QUALCOMM Incorporated (Nasdaq: QCOM) in 1985 where he held various positions including director, President, Chief Operating Officer and Vice Chairman. He served as a director, Executive Vice President, Chief Financial Officer and Chief Operating Officer of Linkabit Corporation from 1978 to 1985. Mr. White currently serves on the boards of directors of the Brain Corporation, a private robotics software company, and CycloPure, Inc., a private micro-pollutants chemistry company. He previously served on the board of directors of Applied Micro Circuits Corporation (Nasdaq: AMCC) and Motive, Inc. Mr. White attended West Virginia Wesleyan College and Marshall University where he earned a B.A. degree in Economics.

Mr. White provides our Board with significant first-hand operational, management and leadership experience as an executive of large, complex global organizations in the technology industry.

Class I Directors with Terms Expiring in 2021

Frank J. Biondi, Jr. Director Since: 2015

Frank J. Biondi, Jr. has served as a director of Viasat since 2015. Mr. Biondi currently serves as Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since 1999. Prior to joining WaterView Advisors, Mr. Biondi was Chairman and CEO of Universal Studios from 1996 through 1998, served as President and CEO of Viacom Inc. from 1987 to 1996, and served as Chairman and CEO of Coca Cola Television and an Executive Vice President of the Entertainment Business Sector of the Coca Cola Company from 1985 through 1987. Mr. Biondi currently serves on the boards of directors of The Madison Square Garden Company (NYSE: MSG) and American Movie Classics. Mr. Biondi previously served on the boards of directors of Amgen, Inc., from 2002 until 2017, of Seagate Technology PLC from 2005 to 2017, of Cablevision Systems Corporation from 2005 until 2016, of RealD Inc. from 2010 until 2016, of Hasbro, Inc. from 2002 until 2015, of Yahoo! Inc. from 2008 until 2010, and of Harrah’s Entertainment from 2002 to 2008. He is a graduate of Princeton University and earned an M.B.A. degree from Harvard University.

Mr. Biondi provides our Board with significant leadership expertise and expansive board experience resulting from his top executive and director roles at various corporations in the television and entertainment industries.

Robert Johnson Director Since: 1986

Robert Johnson has been a director of Viasat since 1986. Mr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor and served on the board of directors of a number of entrepreneurial companies since 1983. Mr. Johnson has also taught classes at the Stanford Graduate School of Business, Stanford Department of Engineering, UCLA Anderson School of Management and the Claremont Graduate School. Mr. Johnson earned B.S. and M.S. degrees in Electrical Engineering from Stanford University, and M.B.A. and D.B.A. degrees from the Harvard Business School.

Mr. Johnson provides our Board with significant business and corporate finance expertise as a result of his role as an investor in companies in various industries.

PROPOSAL 1  •  Election of Directors

John Stenbit has been a director of Viasat since 2004, and is a consultant for various government and commercial clients. From 2001 to his retirement in 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence, or C3I, and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, Inc., retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel for the Administrator of the Federal Aviation Administration and to the Director of the Central Intelligence Agency. He also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. Stenbit currently serves on the boards of directors of Loral Space & Communications Inc. (Nasdaq: LORL) and DGI Holdings Inc., a private corporation. Mr. Stenbit previously served as a director of Cogent, Inc., SM&A Corporation and SI International, Inc., as a member of the Advisory Board of the National Security Agency and of the Science Advisory Group of the U.S. Strategic Command.

Mr. Stenbit provides our Board with significant technological, defense and national security expertise as a result of his distinguished career of corporate and government service focused on the communications, aerospace and satellite fields.

John Stenbit Director Since: 2004

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Baldridge and Mr. Pak.

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PROPOSAL 2:

Ratification of Appointment of Independent Registered Public Accounting Firm

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as Viasat’s independent registered public accounting firm for our fiscal year ending March 31, 2020. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by PricewaterhouseCoopers for professional services rendered for the fiscal years ended March 31, 2019 and March 31, 2018:

Fee Category	FY 2019 Fees ($)	FY 2018 Fees ($)
Audit Fees	2,996,589	2,920,389
Audit-Related Fees	—	377,699
Tax Fees	94,550	40,855
All Other Fees	13,100	42,994
Total Fees	3,104,239	3,381,937

Audit Fees.    This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as Audit Fees. These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees.    This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees.    This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ online research tool.

PROPOSAL 2  •  Ratification of Appointment of Independent Registered Public Accounting Firm

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2019, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as Viasat’s independent registered public accounting firm for fiscal year 2020.

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PROPOSAL 3:

Advisory Vote On Executive Compensation

Overview

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing Viasat stockholders with an opportunity to cast an advisory vote to endorse or not endorse the compensation of our Named Executive Officers (identified in the Summary Compensation Table) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

Stockholder Engagement and Responsiveness.     Our management team regularly engages with our largest stockholders to proactively understand their perspectives on our business and strategy and governance and compensation practices, and to address any concerns they may have. During fiscal year 2019, we engaged in substantive conversations with stockholders representing approximately 73% of our total outstanding common stock.

Our Board of Directors has demonstrated responsiveness to feedback received during these discussions through the recent changes we have made to our compensation program. As a result of our Board of Director’s evaluation of our then-current compensation programs informed by stockholder feedback, we implemented a performance-based equity program in 2018 to further align executive compensation with long-term stockholder interests. For more information on our performance-based equity program, see the Compensation Discussion and Analysis section of this proxy statement. We are committed to continuing an active dialogue with our stockholders to ensure that the Board’s decisions are informed by investor feedback, and that we continue to evolve our corporate governance practices and compensation programs to best support long-term value creation.

Executive Compensation Philosophy.     Consistent with Viasat’s compensation philosophy described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program has been designed to encourage high performance, promote accountability and align the interests of our executive officers with the interests of our stockholders by linking a substantial portion of their total direct compensation to our performance. The program is designed to reward superior performance and provide financial consequences for underperformance. The program is also designed to attract, retain and motivate a talented team of executive officers with superior ability, experience and leadership to grow our business and build stockholder value. We urge our stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and disclosure, which provide detailed information on the compensation of our Named Executive Officers. We believe that our executive compensation program fulfills these objectives and that the compensation of our Named Executive Officers is instrumental in contributing to Viasat’s long-term success.

We request stockholder approval, on an advisory basis, of the compensation of Viasat’s Named Executive Officers, as disclosed in Viasat’s proxy statement for the 2019 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosure.

While this advisory vote is non-binding, our Board of Directors values the opinions that our stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, we will continue to hold a say-on-pay advisory vote on an annual basis unless otherwise disclosed. Following this year’s advisory vote, the next scheduled say-on-pay advisory vote will take place at our 2020 annual meeting of stockholders.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 4:

Amendment and Restatement of the Employee Stock Purchase Plan

Overview

We are requesting that our stockholders approve the amendment and restatement of our existing Employee Stock Purchase Plan, or the Purchase Plan. In this proxy statement, we sometimes refer to the proposed amended and restated Employee Stock Purchase Plan as the Restated Purchase Plan. On June 17, 2019, our Board of Directors approved the Restated Purchase Plan, subject to stockholder approval at the annual meeting. The Restated Purchase Plan will become effective on the day of the annual meeting, assuming approval of this Proposal 4 by our stockholders.

If approved by the stockholders, the Restated Purchase Plan will provide for an increase of 800,000 shares over the number of shares of common stock currently authorized for issuance under the existing Purchase Plan, for a total of 4,450,000 shares. As of July 1, 2019, only 322,938 shares remained available for purchase under the existing Purchase Plan.

In general, stockholder approval of the Restated Purchase Plan will implement the foregoing share reserve increase while (1) complying with the terms of the Purchase Plan regarding amendments, (2) meeting the stockholder approval requirements of Nasdaq, and (3) allowing us to continue to grant purchase rights under the Section 423 Component of the Purchase Plan (as described below) that are intended to qualify for favorable tax treatment under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, or the Code.

If this Proposal 4 is not approved, the Restated Purchase Plan will not become effective, the existing Purchase Plan will continue in full force and effect, and we may continue to grant purchase rights under the existing Purchase Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

The Board recommends that you vote “FOR” the Restated Purchase Plan.

Why You Should Vote for the Restated Purchase Plan

The Restated Purchase Plan is a Valuable Retention Tool.    We firmly believe that the Restated Purchase Plan is a necessary and powerful incentive and retention tool that benefits our stockholders. Specifically, the Restated Purchase Plan will enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in Viasat through payroll deductions, (2) enhance such employees’ sense of participation in the performance of Viasat, and (3) provide an incentive for continued employment. The Restated Purchase Plan will also continue to align the interests of employees with those of stockholders through increased stock ownership.

The Purchase Plan Will No Longer Have Shares Available for Purchase.    As of July 1, 2019, only 322,938 shares remained available for purchase under the Purchase Plan. Based on historical usage, we estimate that these shares would only be sufficient for approximately the next offering period, after which the remaining shares would be insufficient to meet the anticipated demand for shares under the Purchase Plan during the offering period that commences on January 1, 2020. Thus, the increase in the shares available for issuance under the Purchase Plan pursuant to the amendment and restatement is necessary to allow us to continue to provide an employee stock purchase plan beyond January 1, 2020 without interruption.

Factors Considered in Determining Proposed Increase to Share Reserve.    Our Board approved the Restated Purchase Plan based upon a recommendation of the Compensation and Human Resources Committee. In making its determination, the Compensation and Human Resources Committee and the Board considered various factors in determining the appropriate number of shares to be added to the share reserve under the Purchase Plan, including an analysis of certain burn rate, dilution and overhang metrics and the costs of the increase in the share reserve.

Our fiscal years 2019, 2018 and 2017 annual gross burn rates for the Purchase Plan were 0.48%, 0.39% and 0.36%, respectively (calculated by dividing the number of shares issued under the Purchase Plan during the applicable fiscal year by the weighted-average number of shares outstanding during such fiscal year). This represents a three-year average burn rate of 0.41% of common shares outstanding.

In fiscal years 2019, 2018 and 2017, our fiscal year end overhang rates for the Purchase Plan were 0.82%,1.33% and 0.36%, respectively (calculated by dividing the number of shares remaining available for issuance under the Purchase Plan by the number of our shares outstanding at the end of the applicable fiscal year). If approved, the issuance of the additional 800,000 shares to be reserved under the Restated Purchase Plan would dilute the holdings of stockholders by an additional 1.31%, based on the number of shares of Viasat common stock outstanding as of July 1, 2019.

Based on this historical usage of shares under the Purchase Plan, we estimate that the additional authorized shares being requested under the Restated Purchase Plan would be sufficient for awards for approximately four additional six-month

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PROPOSAL 4  •  Amendment and Restatement of the Employee Stock Purchase Plan

offering periods (or through approximately December 31, 2021; however, we reserve the right to request additional shares for issuance under the Restated Purchase Plan prior to that date). However, the actual usage rate of the Restated Purchase Plan may differ from historical usage rates and will depend on various factors, including employee participation levels, changes in our stock price and hiring activity, which we cannot predict with any degree of certainty at this time. The total aggregate equity value of the 800,000 additional shares being requested, based on the per share closing price of Viasat common stock on July 1, 2019 ($81.42), is approximately $65.1 million.

Summary of the Restated Purchase Plan

The following is a summary of the Restated Purchase Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Restated Purchase Plan, a copy of which is attached as Appendix A to this proxy statement.

General Nature and Purpose.    The primary purpose of the Restated Purchase Plan is to provide employees an opportunity to participate in the ownership of the company by purchasing Viasat common stock through payroll deductions. The Restated Purchase Plan is intended to benefit Viasat as well as its stockholders and employees. The Restated Purchase Plan gives employees an opportunity to purchase shares of common stock at a discounted price. Employees make such purchases by participation in the regular offering periods under the Restated Purchase Plan. We believe that our stockholders correspondingly benefit from the increased interest on the part of participating employees in the profitability of the company. Finally, we benefit from the periodic investments of capital provided by participants in the Restated Purchase Plan.

The Restated Purchase Plan has two components in order to give us increased flexibility in the granting of purchase rights under the Restated Purchase Plan to U.S. and to non-U.S. employees. Specifically, the Restated Purchase Plan authorizes the grant of purchase rights that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (which we refer to as the Section 423 Component). To facilitate participation for employees located outside of the United States in light of non-U.S. law and other considerations, the Restated Purchase Plan also provides for the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code (which we refer to as the Non-Section 423 Component). The plan administrator will designate offerings made under the Non-Section 423 Component and, except as otherwise noted below, the Section 423 Component and the Non-Section 423 Component generally will be operated and administered in the same way.

Administration.    The Restated Purchase Plan will be administered by the Compensation and Human Resources Committee. Subject to the provisions of the Restated Purchase Plan, the plan administrator determines the terms and conditions of the offerings under the Restated Purchase Plan; provided, however, that all participants granted purchase rights in an offering which are intended to comply with Section 423 of the Code will have the same rights and privileges within the meaning of Section 423 of the Code. For purposes of the Restated Purchase Plan, the plan administrator may designate separate offerings under the Restated Purchase Plan, the terms of which need not be identical, in which eligible employees of one or more participating companies will participate, even if the dates of the applicable offering periods in each such offering are identical, provided that the terms of participation are the same within each separate offering as determined under Section 423 of the Code.

The plan administrator may adopt sub-plans, appendices, rules and procedures relating to the operation and administration of the Restated Purchase Plan to facilitate participation in the Restated Purchase Plan by employees who are foreign nationals or employed outside the United States. To the extent any sub-plan is inconsistent with the requirements of Section 423 of the Code, it will be considered part of the Non-Section 423 Component. The provisions of the Restated Purchase Plan will govern any sub-plan unless superseded by the terms of such sub-plan.

Shares Subject to Restated Purchase Plan.    The Purchase Plan currently provides for the issuance of up to 3,650,000 shares of our common stock (of which 322,938 shares remain available for issuance as of July 1, 2019). If this Proposal 4 is approved, the Restated Purchase Plan will provide for the issuance of up to 4,450,000 shares of our common stock. Under the terms of the Restated Purchase Plan, the shares available for issuance may be issued under either the Section 423 Component or the Non-Section 423 Component, and any such shares issued may consist of treasury shares or authorized and unissued shares or shares bought on the market for purposes of the plan.

Eligibility.    Only employees may participate in the Restated Purchase Plan. For this purpose, an “employee” is any person who is regularly employed by Viasat or any of its majority-owned subsidiaries which have been designated by the Board as participating companies under the Restated Purchase Plan and who has been employed by a participating company for not less than five calendar days prior to the beginning of an offering period. No employee will be permitted to subscribe for shares under the Restated Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of Viasat or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Restated Purchase Plan (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding. An employee may purchase up to 100,000 shares during an

PROPOSAL 4  •  Amendment and Restatement of the Employee Stock Purchase Plan

offering period under the Restated Purchase Plan. Participation in the Section 423 Component is further subject to the eligibility requirements of Section 423 of the Code.

If the grant of a purchase right under the Restated Purchase Plan to any employee of a participating company who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Restated Purchase Plan to violate the requirements of Section 423 of the Code, as determined by the Compensation and Human Resources Committee in its sole discretion, such employee will not be permitted to participate in the Section 423 Component of the Restated Purchase Plan.

In addition, with respect to the Non-Section 423 Component, all of the foregoing rules will apply in determining who is an eligible employee, except (1) the plan administrator may limit eligibility further within a participating company so as to only designate some employees of a participating company as eligible employees, or (2) to the extent such eligibility rules are not consistent with applicable local laws.

As of July 1, 2019, there were approximately 5,700 employees eligible to participate in the Purchase Plan, of whom 3,565 were participating.

Offering Periods.    There is generally one offering period under the Restated Purchase Plan during each six-month period commencing January 1 and July 1 of each year of the Restated Purchase Plan. The current offering period will end on December 31, 2019. The first day of an offering period is referred to as the Grant Date. The last trading day of an offering period is referred to as the Exercise Date.

Purchase Price.    The purchase price per share at which shares will be sold in an offering under the Restated Purchase Plan is the lower of (1) 85% of the fair market value of a share of Viasat common stock on the Grant Date or (2) 85% of the fair market value of a share of Viasat common stock on the Exercise Date. The fair market value per share of Viasat common stock on a given date is the closing price as reported by Nasdaq on such date or, if shares are not traded on such date, then on the most recent trading day during which a sale occurred. On July 1, 2019, the closing price of Viasat common stock on the Nasdaq Global Select Market was $81.42 per share.

Payment of Purchase Price; Payroll Deductions.    The purchase price of the shares is generally accumulated by payroll deductions over the offering period unless payroll deductions are not permitted in a jurisdiction outside the United States. Each participant may authorize automatic payroll deductions in any multiple of 1% (up to a maximum of 5%) of his or her eligible compensation during the offering period. All payroll deductions made for a participant are credited to the participant’s account under the Restated Purchase Plan and are included with the general funds of Viasat, unless the funds for non-U.S. participants must be segregated and held in a separate account. Funds received upon sales of stock under the Restated Purchase Plan are used for general corporate purposes. Any payroll deductions not applied to the purchase of shares during an offering period due to volume purchase limitations contained in the Restated Purchase Plan and any cash in lieu of fractional shares remaining after the purchase of whole shares during an offering period will be refunded to the participant.

Withdrawal.    A participant may terminate his or her interest in a given offering by signing and delivering a notice of withdrawal from the Restated Purchase Plan at least such number of days prior to the Exercise Date of the applicable offering period as is prescribed by the plan administrator for withdrawals.

Termination of Employment.    Termination of a participant’s employment for any reason, including retirement, cancels his or her participation in the Restated Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Restated Purchase Plan, but may result in the participant participating in a different offering under the Restated Purchase Plan. If the employment of a participant is terminated by the participant’s death, the executor of such participant’s will or the administrator of such participant’s estate may request payment of the balance in the participant’s account, in which event the payroll deductions credited to the participant’s account will be returned without interest to such participant’s heirs. If we do not receive such notice prior to the Exercise Date, the participant’s right to purchase shares under the Restated Purchase Plan will be deemed to have been exercised on the Exercise Date.

Share Proration.    Should the total number of shares of Viasat common stock which are to be purchased under outstanding purchase rights on any Exercise Date exceed (1) the number of shares then available for issuance under the Restated Purchase Plan or (2) the number of shares available for issuance under the Restated Purchase Plan as of the commencement of that offering period, the Compensation and Human Resources Committee will make a pro rata allocation of the available shares in as nearly a uniform manner as possible, and the payroll deductions of each participant (to the extent in excess of the aggregate purchase price payable for the Viasat common stock prorated to such individual) will be refunded to such participant.

Capital Changes.    In the event of any changes in our capitalization, such as stock splits, stock dividends, recapitalizations or combinations, resulting in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made in the shares subject to purchase and in the price per share under the Restated Purchase Plan.

2019 Proxy Statement            19

PROPOSAL 4  •  Amendment and Restatement of the Employee Stock Purchase Plan

Effect of Liquidation, Dissolution, Sale of Assets or Merger.    In the event of liquidation, dissolution, merger, consolidation or sale of all or substantially all of the assets of Viasat or 50% or more of Viasat’s then outstanding voting stock, the Exercise Date with respect to the current offering period will be the business day immediately preceding the effective date of such event (or such other prior date determined by the Compensation and Human Resources Committee), unless the Compensation and Human Resources Committee provides for the assumption or substitution of such rights to purchase shares of common stock under the Restated Purchase Plan.

Amendment and Termination of the Restated Purchase Plan.    The Restated Purchase Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board. However, without approval of our stockholders, the Restated Purchase Plan may not be amended to (1) change the number or type of shares of common stock reserved for issuance under the Restated Purchase Plan, (2) decrease the purchase price of common stock issued under the Restated Purchase Plan below a price computed in accordance with the applicable provisions of the Restated Purchase Plan, (3) alter the requirements for eligibility to participate in the Restated Purchase Plan, or (4) amend the Restated Purchase Plan in any manner which would cause the Section 423 Component of the Restated Purchase Plan to no longer be an “employee stock purchase plan” within the meaning of the Code.

Securities Laws.    The Restated Purchase Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Restated Purchase Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary also assumes that the Section 423 Component complies with Section 423 of the Code and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a recipient of an award should rely on the advice of his or her legal and tax advisors.

As described above, the Restated Purchase Plan has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the Section 423 Component or the Non-Section 423 Component.

Tax Consequences to U.S. Participants in the Section 423 Component.    The right of participants to make purchases under the Section 423 Component are intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Restated Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences to U.S. Participants in the Non-Section 423 Component.    A U.S. participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day he or she purchased the common stock less the purchase price.

When a participant sells the common stock he or she purchased under the Non-Section 423 Component of the Restated Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value

PROPOSAL 4  •  Amendment and Restatement of the Employee Stock Purchase Plan

of the common stock on the day he or she purchased it. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.

Any compensation income that a participant receives upon the purchase of shares of common stock under the Non-Section 423 Component of the Restated Purchase Plan is subject to withholding for income, Medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.

We are entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.

New Plan Benefits

Because the number of shares that may be purchased under the Restated Purchase Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of common stock have been issued with respect to the share reserve increase for which stockholder approval is sought under this Proposal 4. For illustrative purposes only, the following table sets forth (1) the number of shares of Viasat common stock that were purchased under the Purchase Plan during the 2019 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below:

Name or Group	Number of Shares Purchased (#)	Aggregate Purchase Price ($)
Mark Dankberg	—	—
Richard Baldridge	—	—
Shawn Duffy	205	10,807
Kevin Harkenrider	100	5,252
Ken Peterman	350	18,758
All current executive officers, as a group (14 persons)	1,715	91,252
All current directors who are not executive officers, as a group (8 persons) (1)	—	—
All other employees, as a group	287,309	15,151,726

(1)	Directors who are not Viasat employees are not eligible to participate in the Purchase Plan.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment and restatement of the Purchase Plan.

2019 Proxy Statement            21

PROPOSAL 5:

Amendment and Restatement of the 1996 Equity Participation Plan

Overview

We are requesting that our stockholders approve the amendment and restatement of our existing 1996 Equity Participation Plan, or the Equity Plan. In this proxy statement, we sometimes refer to the proposed amended and restated 1996 Equity Participation Plan as the Restated Equity Plan. On June 17, 2019, our Board of Directors approved the Restated Equity Plan, subject to stockholder approval at the annual meeting. The Restated Equity Plan will become effective on the day of the annual meeting, assuming approval of this Proposal 5 by our stockholders.

Summary of Material Amendments.    The Restated Equity Plan will implement the following material changes:

•

Increase in Share Reserve.    If approved by the stockholders, the Restated Equity Plan will provide for an increase of 3,500,000 shares over the number of shares of common stock currently available for issuance under the Equity Plan. As of July 1, 2019, approximately 2,693,323 shares remained available for issuance under the Equity Plan, which is insufficient to meet our forecasted needs during the next year due to headcount growth. After carefully forecasting our anticipated employee growth rate for the next few years, we believe that this increase will be sufficient for at least one to two years’ worth of equity-based grants under our current compensation program. The Board will continue to evaluate equity needs in the context of the business and broader compensation program in the future.

•

Extension of Time Period for Granting Incentive Stock Options.    The Restated Equity Plan will permit the granting of stock options that are intended to qualify as incentive stock options, or ISOs, as defined under Section 422 of the Code, through June 17, 2029.

Stockholder Approval Requirement.    In general, stockholder approval of the Restated Equity Plan will implement the foregoing changes while (1) complying with the terms of the Equity Plan regarding amendments, (2) meeting the stockholder approval requirements of Nasdaq, and (3) preserving our ability to grant stock options under the Restated Equity Plan that are intended to qualify as ISOs.

If this Proposal 5 is not approved, the Restated Equity Plan will not become effective, the existing Equity Plan will continue in full force and effect, and we may continue to grant awards under the Equity Plan, subject to its terms, conditions and limitations, using the shares of our common stock available for issuance thereunder.

The Board recommends that you vote “FOR” the Restated Equity Plan.

Why You Should Vote for the Restated Equity Plan

Equity Incentive Awards Are an Important Part of Our Compensation Philosophy.    Our equity compensation plans are critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis section of this proxy statement, equity incentive awards are central to our compensation program. Our Board of Directors and its Compensation and Human Resources Committee believe that our ability to grant equity incentive awards to new and existing employees, non-employee directors and eligible consultants has helped us attract, retain and motivate world-class talent across a broad base of employees at different levels of the organization. Historically, we have primarily granted stock options and restricted stock unit awards because these forms of equity compensation provide a strong retention value and incentive for our employees to work to grow the business and build stockholder value, and are attractive to employees who share the entrepreneurial spirit that has made Viasat a success. Beginning in fiscal year 2018, our executive officers received a combination of restricted stock units and performance-based stock options as we believe the form of these awards continues to drive strong retention value while promoting further alignment with stockholder interests by motivating them to achieve superior performance results.

We believe our strategy is working. During the last two years, our employee turnover rate, inclusive of both voluntary and involuntary turnover, has averaged 9.1%, which is much lower than the annual 21.7% employee turnover rate for similar industries as reported in the Q1 2019 Radford Trends Report. We believe employee retention is particularly important to our success due to the extended time required to design, construct and launch our advanced satellite systems.

Also, our equity incentive program is broad-based, which has worked to build stockholder value by attracting and retaining extraordinarily talented employees. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate the world-class talent necessary for our continued growth and success. As of July 1, 2019, 45.9% of our employees held outstanding equity awards and all eight of our non-employee directors held outstanding equity awards.

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

The Equity Plan Will No Longer Have Shares Available for Grant.    Under our current forecasts, the Equity Plan will run out of shares available for grant in less than one year, and we will not be able to continue to grant equity to our employees, non-employee directors and consultants unless our stockholders approve the Restated Equity Plan. This assumes we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees if we are unable to grant equity awards to them. Equity-based grants are a more effective compensation vehicle than cash at a growth-oriented, entrepreneurial company because they align employee and stockholder interests, while minimizing impact on current income and cash flow.

We Manage Our Equity Incentive Award Use Carefully.    We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Compensation and Human Resources Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain our talented employees. The following table summarizes the equity awards outstanding and shares of our common stock available for grant under our existing Equity Plan as of July 1, 2019, and the proposed increase in shares authorized for issuance under the Restated Equity Plan:

Equity Compensation Plans as of July 1, 2019(1)

	Number of Shares	As a % of Shares Outstanding (2)	Dollar Value (3)
Equity Plan
Options outstanding (4)	2,299,875	3.8%	$187,255,823
Weighted average exercise price of outstanding options	$68.08
Weighted average remaining term of outstanding options	3.64 years
Restricted stock units outstanding	2,834,351	4.6%	$230,772,858
Shares available for grant (5)	2,693,323	4.4%	$219,290,359
Proposed increase in shares available for future issuance under Restated Equity Plan (over existing share reserve under Equity Plan)	3,500,000	5.7%	$284,970,000

(1)	Excludes the shares available for grant under the Viasat, Inc. Employee Stock Purchase Plan, which are discussed in detail under Proposal 4 above.

(2)	Based on 61,277,039 shares of Viasat common stock outstanding as of July 1, 2019.

(3)	Based on the closing price per share of Viasat common stock on July 1, 2019 ($81.42).

(4)

Includes an aggregate of 1,027,500 performance-based stock options granted in fiscal years 2019 and 2018 (based on “target” level of performance). Performance-based stock options may be eligible to vest at 175% of the “target” award levels at “maximum” performance.

(5)

For purposes of calculating the shares that remain available for grant under the Equity Plan, each “full value” award is counted using the applicable ratio as specified in the Equity Plan and performance-based stock options are calculated assuming “maximum” performance.

In fiscal years 2019, 2018 and 2017, our annual gross burn rates under the Equity Plan were 3.16%, 2.94% and 3.17%, respectively (calculated by dividing (1) the number of shares subject to equity awards granted during the applicable fiscal year by (2) the weighted-average number of shares outstanding during such fiscal year). If we multiply each “full-value award” by a multiplier of 2.50 (consistent with the methodology employed by certain proxy advisory firms), the “adjusted” annual gross burn rates under the Equity Plan would be 5.58%, 5.08% and 6.60% for fiscal years 2019, 2018 and 2017, respectively. Our three-year average “adjusted” gross burn rate of 5.75% during this period falls below the applicable ISS burn rate benchmark of 6.41% for Russell 3000 Technology Hardware and Equipment companies. As permitted under the burn rate calculation policy published by ISS, the foregoing burn rate calculations exclude the performance-based stock options granted during fiscal years 2019 and 2018. In fiscal years 2019 and 2018, we issued performance-based stock options to purchase an aggregate of 530,000 and 497,500 shares of our common stock at “target” performance, respectively, which represented 0.88% and 0.85% of the weighted-average number of shares outstanding during fiscal years 2019 and 2018, respectively.

In fiscal years 2019, 2018 and 2017, our end of year equity overhang rates for the Equity Plan were 12.86%, 12.35% and 9.36%, respectively (calculated by dividing (1) the number of shares subject to equity awards outstanding at the end of the applicable fiscal year plus the number of shares remaining available for issuance under the Equity Plan at the end of such fiscal year by (2) the number of our shares outstanding at the end of such fiscal year). If approved, the issuance of the additional 3,500,000 shares to be reserved under the Restated Equity Plan would dilute the holdings of stockholders by an additional 5.71%, based on the number of shares of Viasat common stock outstanding as of July 1, 2019.

2019 Proxy Statement            23

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

In requesting approval of the Restated Equity Plan, we are asking stockholders for a pool of shares anticipated for one to two years’ worth of equity-based grants under our current compensation program to provide a predictable but competitive amount of equity for attracting, retaining and motivating employees, non-employee directors and consultants as we continue to grow. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Equity Plan could last for a shorter or longer time. The Board of Directors will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

The Restated Equity Plan Combines Compensation and Governance Best Practices.    The Restated Equity Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance “best practices” including:

•

Continued broad-based eligibility for equity awards.    We grant equity awards to a significant number of our employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business.

•

Stockholder approval is required for additional shares.    The Restated Equity Plan does not contain an annual “evergreen” provision. The Restated Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares of our common stock which may be issued under the Restated Equity Plan.

•

No discount stock options or stock appreciation rights.    All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date we have not granted any stock appreciation rights.

•	Minimum vesting provision. The Restated Equity Plan imposes a minimum one-year vesting requirement on all equity awards, with limited exceptions.

•	No single-trigger vesting of awards. The Restated Equity Plan does not have any single-trigger accelerated vesting provisions for changes in control.

•

Limitations on awards.    Not more than 1,000,000 shares may be subject to options or stock appreciation rights for any one individual per fiscal year. The Restated Equity Plan also has an individual award limit of 300,000 shares per fiscal year for grants of restricted stock, performance awards, dividend equivalents, restricted stock units and stock payments (except for grants made upon initial service of an employee, which have an award limit of 600,000 shares). In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year with respect to one or more awards initially payable in cash shall be $5,000,000.

•

Repricing is not allowed.    The Restated Equity Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior stockholder approval.

•

Reasonable limit on full value awards.    For purposes of calculating the shares that remain available for issuance under the Restated Equity Plan, grants of options and stock appreciation rights will be counted as the grant of one share for each one share actually granted, as described above. However, to protect our stockholders from potentially greater dilutive effect of full value awards, all grants of full value awards will be counted against the Restated Equity Plan’s share reserve as 2 shares for each share subject to full value awards granted prior to September 22, 2010 and subsequent to September 19, 2012, and as 2.65 shares for each share subject to full value awards granted during the period beginning on September 22, 2010 and ending on September 19, 2012.

•

Reasonable share counting provisions.    In general, when awards granted under the Restated Equity Plan expire or are canceled, or are settled in cash, or when the shares subject to a full value award are forfeited by the holder or withheld or repurchased by us, including to satisfy any tax withholding obligation with respect to such full value award, the shares reserved for those awards will be returned to the share reserve and be available for future awards in an amount corresponding to the reduction in the share reserve previously made with respect to such award (provided that shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full value award at a tax withholding rate in excess of the minimum tax withholding obligation shall not be added back to the share reserve to the extent in excess of such minimum tax withholding obligation). However, the following shares will not be returned to the share reserve under the Restated Equity Plan: (1) shares of common stock that are delivered by the grantee or withheld by us as payment of the exercise price in connection with the exercise of an option or payment of the tax withholding obligation in connection with any option or stock appreciation right; (2) shares purchased on the open market with the cash proceeds from the exercise of options; and (3) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise.

•

Limitations on dividend and dividend equivalent payments on unvested awards.    Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

•	No tax gross-ups. The Restated Equity Plan does not provide for any tax gross-ups.

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

Summary of the Restated Equity Plan

The following is a summary of the Restated Equity Plan. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Equity Plan, a copy of which is attached as Appendix B to this proxy statement.

General Nature and Purpose.    The Restated Equity Plan was adopted (1) to further our growth, development and financial success by providing additional incentives to some of our key employees who have been or will be given responsibility for the management or administration of our business affairs, by assisting them to become owners of our capital stock and thus to benefit directly from our growth, development and financial success, and (2) to enable us to retain the services of the type of professional, technical and managerial employees considered essential to our long-range success, by providing and offering them the opportunity to become owners of our capital stock. The Restated Equity Plan provides for the grant to our executive officers, other key employees, consultants and non-employee directors of a broad variety of stock-based compensation alternatives such as non-qualified stock options, incentive stock options, restricted stock, restricted stock units, dividend equivalents, stock payments, stock appreciation rights and performance awards.

Administration.    The Compensation and Human Resources Committee of the Board of Directors will administer the Restated Equity Plan. The full Board of Directors will administer the Restated Equity Plan with respect to awards to non-employee directors. The Compensation and Human Resources Committee and the Board of Directors, as applicable, are referred to in this summary as the plan administrator. In addition to administering the Restated Equity Plan, the plan administrator is also authorized to adopt, amend and rescind rules relating to the administration of the Restated Equity Plan.

Shares Subject to Restated Equity Plan.    The Equity Plan currently provides for the issuance of up to 31,850,000 shares of our common stock (of which 2,693,323 shares remain available for issuance as of July 1, 2019) and, if this Proposal 5 is approved, the Restated Equity Plan will provide for the issuance of up to 35,350,000 shares of our common stock. Under the terms of the Restated Equity Plan, the shares available for issuance may be used for all types of awards under a fungible pool formula. Pursuant to this fungible pool formula, the available share reserve will be reduced by one share for every one share subject to an option or a stock appreciation right. Full value awards will be counted against the Restated Equity Plan’s available share reserve as 2 shares for each share subject to full value awards granted prior to September 22, 2010 and subsequent to September 19, 2012, and as 2.65 shares for each share subject to full value awards granted during the period beginning on September 22, 2010 and ending on September 19, 2012. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated Equity Plan.

If (1) any award under the Restated Equity Plan expires or is cancelled without having been fully exercised or paid or such award is settled for cash, (2) any shares subject to a full value award are forfeited by the holder or repurchased by us, or (3) any shares are tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full value award, then the shares subject to such award may, to the extent of such expiration, cancellation, cash settlement, forfeiture or repurchase, be used again for new grants under the Restated Equity Plan in an amount corresponding to the reduction in the share reserve previously made with respect to such award.

Notwithstanding the foregoing, the following shares will not be added to the shares authorized for grant under the Restated Equity Plan: (1) any shares tendered or withheld to satisfy the exercise price of an option or any tax withholding obligation with respect to an option or stock appreciation right, (2) any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, (3) any shares purchased on the open market with the cash proceeds from the exercise of options, and (4) any shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to a full value award at a tax withholding rate in excess of the minimum tax withholding obligation, to the extent in excess of such minimum tax withholding obligation.

The number of shares subject to the Restated Equity Plan, and the limitations on the number of shares subject to grants and awards under the Restated Equity Plan, may in the discretion of the plan administrator be adjusted to reflect changes in our capitalization or certain corporate events which are described more fully in the Restated Equity Plan, but include stock splits, recapitalizations, reorganizations and reclassifications. In the event of an equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the plan administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the Restated Equity Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to awards to a participant during any fiscal year).

Under the Restated Equity Plan, not more than 1,000,000 shares may be subject to options or stock appreciation rights for any one individual per fiscal year. The Restated Equity Plan also has an individual award limit of 300,000 shares per fiscal year for grants of restricted stock, performance awards, dividend equivalents, restricted stock units and stock payments (except for grants made upon initial service of an employee, which has an award limit of 600,000 shares). In addition, the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year with respect to one or more awards initially payable in cash shall be $5,000,000.

2019 Proxy Statement            25

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

Eligibility.    Any employee, consultant or non-employee director selected by the plan administrator is eligible to receive equity awards under the Restated Equity Plan. The plan administrator, in its absolute discretion, will determine (1) among the eligible participants the individuals to whom awards are to be granted, (2) the number of shares to be granted, and (3) the terms and conditions of the awards. As of July 1, 2019, outstanding equity awards have been issued to 2,642 of our approximately 5,700 employees, to one of our approximately ninety consultants, and to all eight of our non-employee directors under the Equity Plan.

Purchase Price of Optioned Shares.    The price per share of the shares subject to each option is set by the plan administrator. However, the price per share cannot be less than fair market value on the date the option is granted. In the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of Viasat or any subsidiary or parent corporation of Viasat, the exercise price per share for each such option cannot be less than 110% of the fair market value of a share of common stock on the date the option is granted. On July 1, 2019, the closing price of Viasat common stock on the Nasdaq Global Select Market was $81.42 per share.

Terms of Options.    The term of an option is set by the plan administrator in its discretion. However, the term of an option cannot exceed six years under the Restated Equity Plan. In the case of incentive stock options granted to an individual then owning more than 10% of the total combined voting power of all classes of stock of Viasat, the term may not exceed five years.

Exercise of Options.    Upon the exercise of an option under the Restated Equity Plan, the optionee must make full cash payment to the Corporate Secretary of Viasat for the shares with respect to which the option, or portion of the option, is exercised. However, the plan administrator may in its discretion allow various forms of payment, which are described in the Restated Equity Plan.

Other Stock Awards.    The Restated Equity Plan allows for various other awards including restricted stock, performance awards, dividend equivalents, restricted stock units, stock payments and stock appreciation rights. Except as expressly permitted by the Restated Equity Plan, awards of restricted stock will have a minimum vesting schedule of three years (except for restricted stock performance awards, which will have a minimum performance period of one year). The term of a stock appreciation right cannot exceed six years under the Restated Equity Plan and the exercise price per share of a stock appreciation right cannot be less than fair market value on the date the stock appreciation right is granted. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

Director Compensation.    During the term of the Restated Equity Plan, a person who is initially elected to the Board of Directors and who is a non-employee director at that time is automatically granted 3,000 restricted stock units and an option to purchase 9,000 shares of common stock. At each subsequent annual meeting of stockholders, each non-employee director will automatically be granted 1,600 restricted stock units and an option to purchase 5,000 shares of common stock. The initial equity awards granted to non-employee directors vest in three equal annual installments on the first three anniversaries of the date of grant. The annual equity award grants to non-employee directors vest in full on the first anniversary of the date of grant.

Performance Criteria.    Under the Restated Equity Plan, the plan administrator may grant awards that are paid, vest or become exercisable upon the attainment of performance criteria, which may include, but are not limited to, one or more of the following business criteria with respect to us, any of which may be measured with respect to our performance or the performance of a division, business unit or an individual:

•	net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization),

•	gross or net sales or revenue,

•	net income (either before or after taxes),

•	operating earnings or profit,

•	cash flow (including, but not limited to, operating cash flow and free cash flow),

•	return on assets,

•	return on capital,

•	return on stockholders’ equity,

•	return on sales,

•	gross or net profit or operating margin,

•	costs,

•	funds from operations,

•	expenses,

•	working capital,

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

•	earnings per share, or

•	price per share of Viasat common stock.

The plan administrator shall select the performance criteria (and any permissible objectively determinable adjustments) for each performance award for purposes of establishing the performance goal(s) applicable to such performance award for the designated performance period. With regard to a particular performance period, the plan administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period.

Minimum Vesting Requirement.    The Restated Equity Plan contains a minimum vesting period which provides that no award agreements will provide for vesting of the award thereunder earlier than one year after the applicable grant date; provided, however, that the Compensation Committee may accelerate the vesting of an award in the case of a participant’s termination of service, death or disability, or a Corporate Transaction or Change in Control (each as defined in the Restated Equity Plan or in the applicable award agreement), notwithstanding such minimum vesting provisions; and provided further that, awards granted after the effective date of the Restated Equity Plan that cover, in the aggregate, no more than 5% of the shares of common stock reserved for issuance under the Restated Equity Plan may be granted without regard to such minimum vesting provisions.

No Repricing.    The Restated Equity Plan prohibits the repricing or other exchange of underwater stock options or stock appreciation rights for new awards or cash without prior stockholder approval.

Amendment and Termination of the Plan.    The Restated Equity Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the plan administrator. However, without approval of the stockholders of Viasat, (1) the Restated Equity Plan may not be amended to (a) increase the maximum number of shares issuable upon exercise of equity awards granted under the Restated Equity Plan, or (b) increase the annual award limits applicable to participants, and (2) no action of the plan administrator may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. The Restated Equity Plan will continue until terminated by the plan administrator. No incentive stock options may be granted under the Restated Equity Plan after June 17, 2029.

Securities Laws.    The Restated Equity Plan is intended to comply with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3.

U.S. Federal Income Tax Consequences

The following is a general discussion of the principal federal income tax considerations for both Viasat and the recipients of the various awards under the Restated Equity Plan, and is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. The following discussion is intended for general information only. The tax consequences described below are subject to the limitations of Section 162(m) of the Code, as discussed in further detail below. Alternative minimum tax and other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Consequences to Employees: Incentive Stock Options.    No income is recognized for federal income tax purposes by an optionee at the time an incentive stock option is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an incentive stock option. If the optionee makes no disposition of the common stock received upon exercise of an incentive stock option within two years from the date such option was granted or one year from the date the option is exercised, the optionee will recognize capital gain or loss when he or she disposes of the common stock. This gain or loss generally will be measured by the difference between the exercise price of the option and the amount received for the common stock at the time of disposition. The exercise of an incentive stock option will give rise to an item of adjustment that may result in alternative minimum tax liability for the optionee. If the optionee disposes of the common stock acquired upon exercise of an incentive stock option within two years after being granted the option or within one year after acquiring the common stock, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent that (1) the lesser of (a) the fair market value of the shares on the date the incentive stock option was exercised or (b) the fair market value at the time of such disposition exceeds (2) the incentive stock option exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the length of time the shares have been held.

Consequences to Employees: Non-Qualified Stock Options.    No income is recognized for federal income tax purposes by an optionee at the time a non-qualified stock option is granted. In general, at the time shares of common stock are issued to an optionee pursuant to exercise of a non-qualified stock option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. An optionee will recognize gain or loss on the subsequent sale of common stock acquired upon exercise of a non-qualified stock option in an amount equal to the difference between the selling price and the tax basis of the common stock, which will include the price paid plus the amount

2019 Proxy Statement            27

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

included in the optionee’s income by reason of the exercise of the non-qualified stock option. Provided the shares of common stock are held as a capital asset, any gain or loss resulting from a subsequent sale will be short-term or long-term capital gain or loss depending upon the length of time the shares have been held.

Consequences to Viasat: Incentive Stock Options.    We will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an incentive stock option. There are also no federal income tax consequences to us as a result of the disposition of common stock acquired upon exercise of an incentive stock option if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, we will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee as ordinary income.

Consequences to Viasat: Non-Qualified Stock Options.    Generally, we will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of a non-qualified stock option.

Restricted Stock.    Generally, a participant in the Restated Equity Plan will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, until such time as the restricted stock is no longer subject to the substantial risk of forfeiture. At that time, the participant will be taxed on the difference between the fair market value of the common stock and the amount the participant paid, if any, for such restricted stock. However, the recipient of restricted stock under the Restated Equity Plan may make an election under Section 83(b) of the Code to be taxed with respect to the restricted stock as of the date of transfer of the restricted stock rather than the date or dates upon which the restricted stock is no longer subject to a substantial risk of forfeiture and the participant would otherwise be taxable under Section 83 of the Code. Viasat will be eligible for a tax deduction as a compensation expense at the time the participant recognizes ordinary income equal to the amount of income recognized.

Stock Appreciation Rights.    A participant will not be taxed upon the grant of a stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received upon exercise. At the time of exercise, Viasat will be eligible for a tax deduction as a compensation expense equal to the amount that the participant recognizes as ordinary income.

Performance Awards, Dividend Equivalents, Restricted Stock Units and Stock Payments.    A participant will have ordinary income upon receipt of stock or cash payable under a performance award, dividend equivalents, restricted stock units and stock payments. Viasat will be eligible for a tax deduction as a compensation expense equal to the amount of ordinary income recognized by the participant.

Section 162(m).     Under Section 162(m) of the Code, in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid in 1994 and thereafter) for certain “covered employees” exceeds $1 million in any one taxable year. Prior to the TCJA, covered employees generally consisted of our chief executive officer and each of the next three highest compensated officers serving at the end of the taxable year other than our chief financial officer, and the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain restrictive conditions stated under the Code and related regulations. As part of the TCJA, the ability to rely on this exemption was, with certain limited exceptions, eliminated, and the definition of covered employees was expanded to generally include all named executive officers. Certain awards under the Equity Plan granted prior to November 2, 2017 may be grandfathered from the changes made by the TCJA under certain limited transition relief, however, for grants after that date and any grants which are not grandfathered, we will no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. There is no guarantee that any awards will be eligible for the transition relief or that we will be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee under the Equity Plan or the Restated Equity Plan.

PROPOSAL 5  •  Amendment and Restatement of the 1996 Equity Participation Plan

New Plan Benefits

The number of awards that an eligible individual may receive under the Restated Equity Plan is in the discretion of the Board of Directors or the Compensation and Human Resources Committee and therefore cannot be determined in advance. As noted above, the Restated Equity Plan provides for automatic grants of restricted stock unit awards and stock options to non-employee directors. Other than these automatic awards, neither the Compensation and Human Resources Committee nor the Board of Directors has made any determination to grant any awards to any persons under the Restated Equity Plan as of the date of this proxy statement. For illustrative purposes only, the following table sets forth the aggregate number of shares subject to restricted stock unit awards and stock options granted under the Equity Plan during the last fiscal year to the following individuals and groups:

Name or Group	Number of Shares Subject to Restricted Stock Units Granted (#) (1)	Number of Shares Underlying Options Granted (#) (2)
Mark Dankberg	67,774	140,000
Richard Baldridge	43,293	75,000
Shawn Duffy	18,833	37,500
Kevin Harkenrider	19,536	37,500
Ken Peterman	20,943	37,500
All current executive officers, as a group (14 persons)	273,765	530,000
All current directors who are not executive officers, as a group (8 persons)	12,800	40,000
All other employees, as a group	1,035,349	—

(1)

Includes fully vested shares of our common stock issued in June 2018 in connection with fiscal year 2018 annual bonuses. The aggregate number of shares of our common stock issued in June 2018 in satisfaction of fiscal year 2018 annual bonuses was as follows: Mr. Dankberg (21,107); Mr. Baldridge (18,293); Ms. Duffy (6,333); Mr. Harkenrider (7,036); Mr. Peterman (8,443); all current executive officers, as a group (97,098); and all other employees, as a group (105,005).

(2)

For purposes of the table above, performance-based stock options are included at “target” levels. Performance-based stock options may be eligible to vest at 175% of the “target” award levels at “maximum” performance. For a more detailed discussion of the performance-based stock options, see the “Executive Compensation” section below.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment and restatement of the Equity Plan.

2019 Proxy Statement            29

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of Viasat common stock as of July 1, 2019 by (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of Viasat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of Viasat common stock.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent Beneficial Ownership (%) (3)
Directors and Officers:
Mark Dankberg	1,874,541	(4)	3.0
Robert Johnson	711,896	(5)	1.2
Jeffrey Nash	331,165	(6)	*
B. Allen Lay	322,213	(7)	*
Richard Baldridge	298,661	(8)	*
Shawn Duffy	87,582	(9)	*
Harvey White	80,030	(10)	*
Kevin Harkenrider	77,897	(11)	*
John Stenbit	41,550	(12)	*
Frank J. Biondi, Jr.	31,800	(13)	*
Ken Peterman	27,573		*
Varsha Rao	14,600	(14)	*
Sean Pak	4,000	(15)	*
All directors and executive officers as a group (22 persons)	4,646,677		7.6
Other 5% Stockholders:
The Baupost Group, L.L.C.	13,732,068	(16)	22.4
BlackRock, Inc.	6,612,721	(17)	10.8
The Vanguard Group	5,255,713	(18)	8.6
FPR Partners, LLC	4,760,090	(19)	7.8
Odey Asset Management Group Ltd	3,154,467	(20)	5.1

*	Less than 1%.

(1)

This table shows beneficial ownership of our common stock as calculated under SEC rules, which specify that a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address of each person or entity named below is c/o Viasat, Inc., 6155 El Camino Real, Carlsbad, California 92009.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2019 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 1, 2019 and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 1, 2019.

(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 61,277,039 shares of common stock outstanding on July 1, 2019 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2019.

(4)

Includes (a) 273,750 shares subject to options exercisable by Mr. Dankberg within 60 days after July 1, 2019, (b) 78,141 shares held by the Dankberg Family Foundation, (c) 1,520,674 shares held by the Dankberg Family Trust, and (d) 587,049 shares pledged as collateral in a brokerage margin account. With respect to the shares pledged by Mr. Dankberg, it should be noted that (i) Mr. Dankberg’s pledged

OWNERSHIP OF SECURITIES  •  Beneficial Ownership Table

shares are not designed to shift or hedge any economic risk associated with his ownership of Viasat common stock, (ii) the total number of shares of Viasat common stock pledged under this margin account arrangement constituted less than 1.0% of the total outstanding shares of Viasat common stock as of July 1, 2019, (iii) the maximum aggregate principal amount of advances secured by Mr. Dankberg’s pledged shares is $9.5 million, which, based on the closing price of Viasat common stock on July 1, 2019, would be equivalent to only approximately 116,679 shares of Viasat common stock, and (iv) Mr. Dankberg has advised us that he has the financial capacity to meet a margin call or repay any advance under his margin agreement without resort to the pledged shares.

(5)	Includes (a) 25,000 shares subject to options exercisable by Mr. Johnson within 60 days after July 1, 2019, and (b) 686,896 shares held by the Robert W. Johnson Revocable Trust dated 8/13/1992.

(6)	Includes (a) 20,000 shares subject to options exercisable by Dr. Nash within 60 days after July 1, 2019, and (b) 311,165 shares held by the Nash Family Trust n/d/t 3/18/1980.

(7)

Includes (a) 15,000 shares subject to options exercisable by Mr. Lay within 60 days after July 1, 2019, and (b) 186,026 shares and 121,187 shares held by Lay Ventures, L.P. and the Lay Living Trust, respectively.

(8)	Includes (a) 192,500 shares subject to options exercisable by Mr. Baldridge within 60 days after July 1, 2019, and (b) 103,569 shares held by the Richard and Donna Baldridge Family Trust.

(9)	Includes 56,875 shares subject to options exercisable by Ms. Duffy within 60 days after July 1, 2019.

(10)	Includes (a) 20,000 shares subject to options exercisable by Mr. White within 60 days after July 1, 2019, and (b) 60,030 shares held by the Harvey P. and Sheryl L. White Trust.

(11)	Includes 65,125 shares subject to options exercisable by Mr. Harkenrider within 60 days after July 1, 2019.

(12)	Includes (a) 23,750 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2019, and (b) 16,200 shares held by THE PIETJE 2012 GIFT TRUST.

(13)	Includes (a) 24,000 shares subject to options exercisable by Mr. Biondi within 60 days after July 1, 2019, and (b) 7,800 shares held by The Biondi Family Trust dated July 20, 2001.

(14)

Includes (a) 11,000 shares subject to options exercisable by Ms. Rao within 60 days after July 1, 2019, and (b) 1,000 shares subject to restricted stock units that are scheduled to vest within 60 days after July 1, 2019.

(15)

Includes (a) 3,000 shares subject to options exercisable by Mr. Pak within 60 days after July 1, 2019, and (b) 1,000 shares held by the Sean S. Pak and Caroline K. Shin Revocable Trust dated April 29, 2015.

(16)

Based solely on information contained in a Schedule 13D jointly filed with the SEC on October 4, 2018 by The Baupost Group, L.L.C. (Baupost), Baupost Group GP, L.L.C. (Baupost GP) and Seth A. Klarman. Such Schedule states that Baupost, Baupost GP and Mr. Klarman have shared voting and dispositive power over 13,732,068 shares. Baupost is a registered investment adviser and acts as an investment adviser and general partner to certain private investment limited partnerships. Baupost GP is the manager of Baupost. Mr. Klarman is the sole managing member of Baupost GP and a controlling person of Baupost. The address of Baupost, Baupost GP and Mr. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(17)

Based solely on information contained in a Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. Such Schedule states that BlackRock has sole voting power over 6,470,125 shares and sole dispositive power over 6,612,721 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(18)

Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group (Vanguard). Such Schedule states that Vanguard has sole voting power over 54,852 shares, shared voting power over 10,789 shares, sole dispositive power over 5,195,542 shares and shared dispositive power over 60,171 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)

Based solely on information contained in a Schedule 13G jointly filed with the SEC on April 24, 2019 by FPR Partners, LLC (FPR), Andrew Raab and Bob Peck. Such Schedule states that FPR has sole voting and dispositive power over 4,760,090 shares, and that Mr. Raab and Mr. Peck have shared voting and dispositive power over 4,760,090 shares. FPR is a registered investment adviser and acts as an investment manager to certain limited partnerships. Mr. Raab and Mr. Peck are the senior managing members of FPR. The address of FPR, Mr. Raab and Mr. Peck is 199 Fremont Street, Suite 2500, San Francisco, California 94105.

(20)

Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2019 by Odey Asset Management Group Ltd (Odey). Such Schedule states that Odey has shared voting power over 3,154,467 shares and shared dispositive power over 3,154,467 shares. The address of Odey is 12 Upper Grosvenor Street, London, United Kingdom W1K 2ND.

2019 Proxy Statement            31

OWNERSHIP OF SECURITIES  •  Delinquent Section 16(a) Reports

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of Viasat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% stockholders complied with the Section 16(a) filing requirements during the fiscal year ended March 31, 2019, with the following exceptions.

A late report was filed on behalf of Mr. Peterman to report the sale of Viasat common stock from his 401(k) account.

A late report was filed on behalf of David Ryan, Vice President and President of Space and Commercial Networks, to report the ownership of Viasat common stock held by his spouse which was not included in his Initial Statement of Beneficial Ownership of Securities filed on May 17, 2018.

EXECUTIVE COMPENSATION

QUICK REFERENCE GUIDE:

Compensation Discussion and Analysis

Mark Dankberg

Chairman of the Board and

Chief Executive Officer

Richard Baldridge

Director, President and

Chief Operating Officer

Shawn Duffy

Senior Vice President and

Chief Financial Officer

Kevin Harkenrider

Senior Vice President and President,

Broadband Services

Ken Peterman

Senior Vice President and President,

Government Systems

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, during our 2019 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to our performance and each of the following aspects of our executive compensation program:

•  overview and objectives of our executive compensation program,

•  explanation of our executive compensation decision-making processes and criteria,

•  description of the components of our executive compensation program, and

•  discussion of how each component fits into our overall compensation objectives.

Business Overview and Fiscal Year 2019 Performance Highlights

We are an innovator in communications technologies and services. Our end-to-end platform of high-capacity Ka-band satellites, ground infrastructure and user terminals enables us to provide cost-effective, high-speed, high-quality broadband solutions to enterprises, consumers and government users around the globe, whether on the ground, on the move or in flight. In addition, we develop and provide advanced wireless communications systems, military tactical data link systems, secure networking systems and cybersecurity and information assurance products and services. Our product, system and service offerings are often linked through common underlying technologies, customer applications and market relationships. We believe that our portfolio of products and services, combined with our ability to effectively cross-deploy technologies between government and commercial segments and across different geographic markets, provides us with a strong foundation to sustain and enhance our leadership in advanced communications and networking technologies. We are also investing heavily in our development of next-generation broadband satellite technologies, to expand our addressable markets and help us realize our mission to become the first truly global internet service provider.

2019 Proxy Statement            33

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

Performance Highlights

In fiscal year 2019, we delivered strong financial results and achieved key strategic and developmental objectives, including:

•	Record revenue of $2.1 billion, up 30% year-over-year, led by strong execution across our diversified business lines;

•	Record new contract awards of $2.4 billion, up 42% year-over-year, including over $1.2 billion in new contract awards in our government systems segment;

•	Total stockholder return, or TSR, performance of 17.9% over a one-year period and 6.2% over a three-year period;

•

Continued disruption of the in-flight connectivity, or IFC, market, with 1,312 commercial aircraft in service utilizing our IFC systems as of the end of fiscal year 2019, an increase of 107% year-over-year, with our IFC systems expected to be installed on approximately 490 additional aircraft under existing agreements with commercial airlines;

•

Successful expansion in key geographies, including making internet connectivity available to more than one million people in Mexico through our Community and Urban Wi-Fi hotspot services, and connecting more than 3,700 public schools, hospitals and indigenous villages in Brazil through our collaboration with Telebras; and

•

Significant progress toward the completion of the ViaSat-3 class satellite constellation, including signing an agreement to proceed with The Boeing Company, or Boeing, for the third ViaSat-3 class satellite, which is intended to provide broadband services over the Asia and Pacific region. Once complete, we expect that our global ViaSat-3 class satellite constellation will provide the platform for us to deliver affordable broadband connectivity worldwide.

Investing in our Future

We continue to invest heavily in positioning Viasat for long-term success. Due to the upfront investment necessary to grow our satellite fleet, our financial growth is not linear or coincident with research and development, or R&D, spending. However, record revenues and order flow demonstrates that our strategy is working. Our investments have allowed us to make significant progress toward completing our global constellation of ViaSat-3 class satellites. Our third-generation ViaSat-3 class satellites under construction offer a new satellite architecture with miniaturized electronics and more productive and efficient antenna designs. This new satellite design is expected to further expand each satellite’s geographic coverage area and data throughput capacity and to enhance our ability to dynamically allocate capacity to match geographic demand, thereby improving the speed, availability and cost-efficiency of our proprietary Ka-band satellite network.

As the capacity, data throughput speeds and geographic coverage areas of our satellite systems continue to increase (with each generation of our high-capacity satellite designs), we expect the addressable markets for our broadband technologies, products and services to similarly expand. Higher capacity, more flexible satellites allow us to offer cost-effective broadband services that allow greater data usage at faster speeds, thereby enabling us to better compete against other broadband technologies (including terrestrial technologies) over large geographic areas, including on a global scale once our ViaSat-3 class satellite constellation is complete. In addition, we expect that the coverage, density and dynamic bandwidth allocation of our next-generation broadband satellites will allow us to pursue attractive new opportunities, such as the maritime market (which shares many of the same characteristics as the commercial air mobility market in which we have been successful), and to further expand existing businesses, such as our Community and Urban Wi-Fi hotspot businesses. Although it will take a few years until we realize all of the benefits of these technology investments, we believe that they uniquely position us to capitalize on future opportunities to grow our business and create significant stockholder value.

Overview and Objectives of Executive Compensation Program

Compensation Objectives

The objectives of our executive compensation program are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company financial objectives and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives with compensation that is competitive and fair. Because our executive compensation program is designed to reward prudent business judgment and promote disciplined progress towards longer-term company goals, we believe that our balanced compensation policies and practices do not encourage unnecessary and excessive risk-taking by employees that could reasonably be expected to have a material adverse effect on us.

Performance-Based Compensation.    We strongly believe that a significant amount of executive compensation should be designed to reward superior performance, and we believe that our executive officers should be accountable for the overall performance of our business as well as their individual performance. To achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual bonuses are based on, among other things,

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

pre-established corporate financial performance metrics and operational targets, and individual performance. Also, during fiscal year 2018, we introduced performance-based stock options as a significant component of our long-term incentives for our executive officers, as described below. As illustrated below, a significant portion of the total direct compensation for our Named Executive Officers is delivered as variable performance-based compensation, including restricted stock units and performance–based stock options, which are driven by stock price performance. Variable performance-based compensation accounted for over 88% of total direct compensation for our Chief Executive Officer and an average of 83% of total direct compensation for our other Named Executive Officers.

Chief Executive Officer	Other Named Executive Officers

Alignment with Stockholder Interests.    We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are closely aligned with the interests of our stockholders. We accomplish this objective in multiple ways. First, our Named Executive Officer compensation is linked to achievement of rigorous financial and operational performance goals. Second, we have adopted stock ownership guidelines that require our executive officers to own a significant amount of Viasat stock. Third, we grant performance-based stock options as a significant part of our long-term equity award program, which provide our executive officers with an opportunity to earn a number of stock options based, in part, on Viasat’s TSR relative to the TSR of the companies that comprise the S&P MidCap 400 Index over a four-year performance period and, in part, based on continued service for that performance period.

Structure Allows Competitive and Fair Compensation Packages.    We believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel. Stockholders are accordingly best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create compensation packages for executive officers that deliver compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

Decision-Making Processes and Criteria

The Compensation and Human Resources Committee, or the Committee, is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending all components of executive officer compensation to our Board of Directors for approval. The Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Each member of the Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Committee charter can be found on the Investor Relations section of our website at investors.viasat.com.

In fiscal year 2019, the Committee again engaged the executive compensation consulting firm, Compensia, to provide analysis and advice on matters relating to executive officer compensation and benefits practices. After conducting an evaluation using the factors established by the SEC and Nasdaq, the Committee determined that Compensia is independent and that there is no conflict of interest resulting from the engagement of Compensia during fiscal year 2019.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual bonuses and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. In determining each component of executive compensation, the Committee generally considers each of the following factors:

•	industry compensation data,

•	individual performance and contributions,

2019 Proxy Statement            35

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

•	company financial and operational performance,

•	company strategic positioning,

•	total executive compensation,

•	affordability of cash compensation based on Viasat’s financial results,

•	availability and affordability of shares for equity awards, and

•	stockholder feedback, including the results of say-on-pay votes.

Industry Compensation Data.    As part of the process of determining executive compensation, the Committee reviews competitive executive compensation data of relevant companies from across the high tech industry. The Committee identified a group of companies to reference as a peer group for compensation comparison purposes. For fiscal year 2019 compensation decisions, this peer group consisted of the following companies: Akamai Technologies, Arris International plc, CenturyLink, Inc., Ciena Corporation, Cogent Communications Holdings, Inc., EchoStar Corp., Equinix, Inc., Gogo Inc., IAC/Interactive Corp., Intuit Inc., J2 Global, Inc., Juniper Networks Inc., L3 Technologies, Inc., LogMeIn, Inc., Nuance Communications, Inc., PTC Inc., Rockwell Collins Inc., SBA Communications Corp., Synchronoss Technologies, Inc., T-Mobile US, Inc. and Vonage Holdings Corp. The peer group was selected based on a variety of factors, including industry, revenue, business model and market capitalization. The Committee also reviewed competitive market information from the Radford Global Technology survey, a nationally recognized compensation survey containing market information of companies in the technology industry. This survey was not compiled specifically for Viasat but rather represents a database containing comparative compensation data and information for a broad range of other technology companies, thereby permitting the Committee to review aggregated compensation data for positions similar to those held by each executive officer. The survey data provided to the Committee does not include the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. Unlike peer group compensation data, which is limited to publicly available information and does not provide precise comparisons for certain positions, the more comprehensive survey data can be used to provide pooled compensation data for positions closely akin to those held by each executive officer. In addition, the pool of senior executive talent from which we draw, and against which we compare ourselves, extends beyond the limited community of Viasat’s immediate peer group. Rather, this survey data includes a wide range of other organizations in the technology industry outside of Viasat’s traditional competitors. As a result, the Committee relies on a combination of industry survey data published by Radford and peer group compensation data in evaluating our executive compensation.

Individual Performance and Contributions.    The Committee makes an assessment of individual executive performance and contributions. The individual performance assessments made by the Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer and President each provide input to the Committee on the individual performance and contributions of our executive officers other than themselves. With respect to assessing the individual performance of our Chief Executive Officer, the Committee relies on an annual assessment completed by our Nomination, Evaluation and Corporate Governance Committee. In evaluating the performance of our President, the Committee relies on input from our Chief Executive Officer. While the Committee believes input from management and outside advisors is valuable, the Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial and Operational Performance.    A major component of our executive compensation program is the belief that a significant amount of executive compensation should be based on performance, including company financial and operational performance. These financial and operational performance metrics are important factors considered by the Committee in determining base salary, annual bonuses and equity awards.

Company Strategic Positioning.    Given the importance of the long-term performance of the company, the current strategic positioning of the company is also a significant factor in the assessment of our executive compensation program and the determination of executive compensation components. The Committee takes into account the strategic positioning of the company as a basis for determining annual bonuses and other executive compensation.

Total Executive Compensation.    In addition to reviewing each component of executive compensation, the Committee also considers the total direct compensation of each executive officer. This review of total compensation is completed to assure that each executive officer’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.    Prior to completing its executive compensation review and evaluation, the Committee confirms that proposed cash compensation is affordable under and consistent with Viasat’s financial results. With respect to equity compensation, the Committee confirms the availability and affordability of shares prior to granting the equity awards to our executive officers. To the extent the Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Committee and any subsequent recommendation to the Board.

The Role of Stockholder Feedback.     Our management team regularly engages with our largest stockholders to proactively understand their perspectives on our business and strategy and governance and compensation practices, and to address any

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

concerns they may have. During fiscal year 2019, we engaged in substantive conversations with stockholders representing approximately 73% of our total outstanding common stock. Our Board of Directors has demonstrated responsiveness to feedback received during these discussions through the recent changes we have made to our compensation program. As a result of our Board of Director’s evaluation of our then-current compensation programs informed by stockholder feedback after our 2018 annual stockholders’ meeting, we implemented a performance-based equity program in 2018 to further align executive compensation with long-term stockholder interests. As the Committee evaluated our executive compensation policies and practices throughout fiscal year 2019, they were mindful of the support and input our stockholders expressed for our compensation philosophy and objectives. The Committee will continue to consider the outcome of future say-on-pay votes and material stockholder feedback when making future compensation decisions for the Named Executive Officers.

Determination of Compensation.    The Committee and the Board hold several meetings each year for the review, evaluation and determination of executive compensation. The Committee determines and recommends to the Board the appropriate compensation for each individual executive officer after considering the factors described in the preceding paragraphs. We do not believe that it is appropriate to establish compensation levels solely by benchmarking. Instead, we rely upon the judgment of the Committee members in formulating compensation recommendations, after reviewing competitive compensation market data and the performance of the company, and carefully evaluating an executive officer’s performance during the year against established goals, leadership qualities, individual contributions, operational results, business responsibilities, experience, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive compensation market data paid by other companies is one of the many factors the Committee and the Board considers in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives and an apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation components is designed to reward results, align compensation with stockholder interests and fairly compensate our executive officers through a combination of cash and equity incentive awards.

Components of Our Compensation Program

The components of our executive compensation program are the following: base salary, annual bonuses, long-term equity-based compensation and certain other benefits that are generally available to all of our employees.

Base Salary.    In determining base salary recommendations, the Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by its compensation consultant, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Committee considers to what extent the executive:

•	sustains a high level of performance,

•	demonstrates leadership and success in contributing toward Viasat’s achievement of key business and financial objectives,

•	contributes significantly to the development and execution of Viasat’s long-term strategy,

•	has a proven ability to help create stockholder value, and

•	possesses highly developed skills and abilities critical to Viasat’s success.

In assessing individual executive performance and contributions for fiscal year 2019 base salary determination purposes, the Committee considered the individual contributions toward the achievement of key strategic objectives, such as the successful launch of commercial broadband services on our ViaSat-2 satellite; setting new records for revenue, operating profit and Adjusted EBITDA in our government systems segment; continued expansion into the IFC market; progress with the ViaSat-3 satellite systems and advances in the development and execution of strategies to facilitate global expansion. In light of the foregoing, the Committee recommended to the Board new base salaries for each of our executive officers. The following table sets forth the base salaries for fiscal years 2018 and 2019 for each of our Named Executive Officers. The base salary increases for Mr. Harkenrider and Mr. Peterman recognized their continued increase in scope of responsibilities, strategic impact on the business, sustained high level of performance and alignment with industry compensation data.

2019 Proxy Statement            37

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

Fiscal Year 2018 and Fiscal Year 2019 Base Salary

Executive	Fiscal Year 2018 Base Salary ($)	Fiscal Year 2019 Base Salary ($)	Percentage Increase (%)
Mark Dankberg	1,175,000	1,215,000	3.4
Richard Baldridge	1,000,000	1,035,000	3.5
Shawn Duffy	525,000	550,000	4.8
Kevin Harkenrider	475,000	550,000	15.8
Ken Peterman	475,000	600,000	26.3

Annual Bonuses.    Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests, and attracting and retaining top level executive officers in our industry, the Committee approved annual bonuses for fiscal year 2019 to our Named Executive Officers. In determining annual bonus awards, the Board and the Committee considered industry compensation surveys, compensation data from peer group companies and achievement of certain company and individual performance objectives. Target bonus opportunities for our Named Executive Officers, as set forth in the table below, are determined by the Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies. The Committee also considers the expected contributions of each executive toward the overall success of the company.

The Board and the Committee also retain discretion to take additional factors into account in determining final annual bonus awards (such as market conditions, key awards, total executive compensation, strategic positioning, additional company financial metrics or extraordinary individual contributions) and may make bonus payouts above or below the target bonus opportunities, to the extent appropriate.

Named Executive Officers Annual Bonus Determination. For fiscal year 2019, the metrics considered for determining annual bonuses for our Named Executive Officers included Viasat’s annual financial performance and individual performance. The financial objectives set for fiscal year 2019 were based on an internally-developed financial plan, which was approved by our Board at the beginning of the fiscal year. The individual performance objectives for the executive officers (excluding the Chief Executive Officer and President) were determined by the Committee, with the objectives for the executive officers (other than our Chief Executive Officer and President) based on input and recommendations from our Chief Executive Officer and President. These individual performance objectives are qualitative in nature and each individual executive officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon an evaluation of individual performance by the Committee. The annual performance metrics for determining annual bonuses, both financial and individual, are intended to be challenging and rigorous, but achievable through a sustained level of high performance. The table below describes the company financial and individual objectives and weighting of each objective used for determining annual bonuses for our executive officers (other than our Chief Executive Officer) for fiscal year 2019:

Fiscal Year 2019 Bonus Objectives

Performance Metric	Approximate Weighting (%)	FY 2019 Objective	FY 2019 Actual Results
Financial — Non-GAAP Diluted Net Income Per Share Attributable to Viasat, Inc. Common Stockholders (1)	10	$(0.37)	$0.01
Financial — Adjusted EBITDA (2)	12.5	$344.6 million	$339.4 million
Financial — New Contract Awards	7.5	$2,040.5 million	$2,369.2 million
Financial — Total Revenues	12.5	$2,048.8 million	$2,068.3 million
Financial — Net Operating Asset Turnover	7.5	10.02	8.21
Individual — Contribution Toward Achievement of Company Financial Targets (3)	30	—	—
Individual — Achievement of Individual Goals (3)	20	—	—

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

(1)	An itemized reconciliation between net income (loss) attributable to Viasat, Inc. common stockholders on a GAAP and non-GAAP basis for fiscal year 2019 is set forth below:

Fiscal Year Ended March 31, 2019
(In thousands, except per share data)
GAAP net loss attributable to Viasat, Inc.	$(67,623)
Amortization of acquired intangible assets	9,655
Stock-based compensation expense	79,599
Income tax effect	(20,746)
Non-GAAP net income attributable to Viasat, Inc.	$885
Non-GAAP diluted net income per share attributable to Viasat, Inc. common stockholders	$0.01
Shares used in computing diluted net income per share	59,942

(2)

We define Adjusted EBITDA as net income (loss) attributable to Viasat, Inc. before interest, income taxes, depreciation and amortization, adjusted to exclude certain significant items as set forth below. We use Adjusted EBITDA to evaluate our operating performance, to allocate resources and capital, to measure performance for incentive compensation programs and to evaluate future growth opportunities. An itemized reconciliation between net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA for fiscal year 2019 is set forth below:

Fiscal Year Ended March 31, 2019
(In thousands)
GAAP net loss attributable to Viasat, Inc.	$ (67,623)
Benefit for income taxes	(41,014)
Interest expense, net	49,861
Depreciation and amortization	318,613
Stock-based compensation expense	79,599
Adjusted EBITDA	$339,436

(3)

All Named Executive officers are evaluated on individual performance using the objectives and weightings set forth in the table above, other than our Chief Executive Officer, who is evaluated on individual performance using the objectives and weightings described below.

Based on our fiscal year 2019 financial results, the Committee, acting under delegation of authority from the Board, determined that the company’s achievement relative to the pre-established financial objectives described above was approximately 107%.

Chief Executive Officer Annual Bonus Determination.    For purposes of determining the annual bonus for our Chief Executive Officer in fiscal year 2019, the Committee relied on an assessment of our Chief Executive Officer’s performance completed by the Nomination, Evaluation and Corporate Governance Committee. The criteria used by the Nomination, Evaluation and Corporate Governance Committee for our Chief Executive Officer’s fiscal year 2019 evaluation included the following, with equal weighting (33%) applied to each of the three categories:

•

Company Financial Performance.    Non-GAAP diluted net income per share attributable to Viasat, Inc. common stockholders, Adjusted EBITDA, new contract awards, total revenues and net operating asset turnover (at the same levels as set forth in the table above).

•	Leadership. Defining, managing and attaining corporate goals, exemplifying and promoting ethics and integrity throughout the company.

•	Strategic. Industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

2019 Proxy Statement            39

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

The company achieved strong financial results on pre-established objectives during fiscal year 2019, as set forth in the table above. The Nomination, Evaluation and Corporate Governance Committee evaluated our Chief Executive Officer’s leadership and strategic performance during fiscal year 2019 in the context of the company’s attainment of the objective financial criteria described above, and noted, among other things, the following achievements:

Leadership Performance	Strategic Performance
Was recognized by CONNECT for his contribution to the global communications industry as one of three Distinguished Innovators, and inducted into the CONNECT Entrepreneur Hall of Fame	Attained record revenue of $2.1 billion and new contract awards of $2.4 billion, up 30% and 42% year-over-year, respectively
Contributed to the award to Viasat of a 2018 Platinum Cybersecurity ‘ASTORS’ industry award based on our forward-looking approach to cybersecurity services for government and military customers	Improved operational efficiency, with all three business segments reporting improved Adjusted EBITDA relative to fiscal year 2018
Led significant progress toward a global constellation of next-generation broadband satellites, including signing an agreement to proceed with Boeing for the third ViaSat-3 class satellite

Continued building awareness and credibility of our services, including by expanding our Community and Urban Wi-Fi hotspot businesses in Mexico, and, in collaboration with Telebras, connecting more than 3,700 public schools, hospitals and indigenous villages in Brazil

Continued commitment to a culture of ethical leadership with employee engagement at levels surpassing high tech industry benchmarks

Continued disruption of the IFC market, with 1,312 commercial aircraft in service utilizing our IFC systems as of the end of fiscal year 2019, up 107% year-over-year, and our IFC systems are expected to be installed on approximately 490 additional commercial aircraft under existing customer agreements

The Committee considered the foregoing evaluations in determining Mr. Dankberg’s final annual bonus award recommendation to the Board.

Other Named Executive Officers Annual Bonus Results.    In making its overall determinations relative to the individual component for the other Named Executive Officers’ bonuses, the Committee placed special emphasis on the leadership provided by each executive in the achievement of financial, critical non-financial, operational and strategic business objectives during fiscal year 2019. In particular, the Committee considered each individual’s contributions during fiscal year 2019 to the achievement of record revenues and new contract awards, continued development of our ViaSat-3 class satellites, our disruption of the IFC market, continued growth in our government systems segment and overall strong strategic positioning. For instance, Mr. Baldridge’s leadership was key in driving execution across businesses in a pivotal and ambitious year, which included transforming sales backlogs into record revenues and driving Adjusted EBITDA growth, while Ms. Duffy’s leadership drove organizational efficiencies, both top and bottom line performance, and secured highly competitive pricing for long-term capital, which among other things can be used in the construction, launch and operation of satellites. Mr. Harkenrider’s leadership of the company’s IFC business directly contributed to our ability to more than double the number of in-service aircraft during the fiscal year, while also driving market expansion opportunities for fixed and mobile broadband services across Latin America, Europe and Asia Pacific. Mr. Peterman’s execution in leading our government systems segment resulted in record performance in revenue growth and increases in operating profit and Adjusted EBITDA. Additionally, the Committee assessed the total direct compensation positioning for each executive officer to ensure final decisions are appropriately market competitive relative to each executive officers’ contributions.

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

Based upon our financial results for fiscal year 2019 relative to the pre-established financial objectives described above and the Committee’s evaluation of our corporate achievements and individual executive performance, the Committee, acting under delegation of authority from the Board, approved the bonuses in the table below for our Named Executive Officers for fiscal year 2019:

Fiscal Year 2019 Bonuses

Executive	Target Bonus Range As Percentage of Base Salary (%)	Actual Bonuses ($)	Actual Bonuses As Percentage of Base Salary (%)
Mark Dankberg	100-150	1,700,000	140
Richard Baldridge	100-150	1,500,000	145
Shawn Duffy	70-100	500,000	91
Kevin Harkenrider	70-100	500,000	91
Ken Peterman	70-100	700,000	117

Equity-Based Compensation.    Consistent with our belief that equity-based compensation is a key component of an effective executive compensation program at growth-oriented technology companies, our Board approved (upon recommendation of the Committee) long-term equity awards to our executive officers in fiscal year 2019. The Committee determined equity award levels for fiscal year 2019 in a manner consistent with the determination of base salary and annual bonuses. The Committee considered (1) the industry compensation data described above, (2) individual performance and contributions, (3) total executive compensation, (4) stockholder feedback on our executive pay programs, and (5) the availability and affordability of shares for equity grants in determining equity compensation for executive officers. In determining the availability and affordability of shares for the 2019 equity incentive awards for the executive officers, the Committee also considered:

•	the peer group data and compensation survey data from Radford,

•	the number of shares available for issuance under our equity plan,

•	the number of shares budgeted for non-executive equity awards,

•	the expected future retention to both executives and non-executives,

•	annual dilution (burn) rate associated with the grant of equity awards,

•	Viasat’s equity overhang levels,

•	the estimated accounting expense of potential equity awards, and

•	the tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Board (upon recommendation from the Committee) approved equity awards in a combination of restricted stock units and performance-based stock options for our Named Executive Officers in November 2018. Our Board determined that this combination of equity awards balances executive retention and motivation while also further promoting the alignment of executive compensation with the creation of long-term stockholder value.

Performance-Based Stock Options.    Performance-based stock options were introduced during fiscal year 2018 to promote stockholder value creation over a multi-year period by rewarding our executive officers for long-term stock price appreciation. Our Board selected TSR over a four-year period as the sole performance metric as our Board members believe TSR is the strongest indicator of long-term stockholder value creation. Delivering the award in the form of a performance-based stock option provides for further alignment with stockholders as any stock price gains realized by executives would be in proportion to those realized by our stockholders. Furthermore, as these awards are stock options, if Viasat’s stock price falls below the exercise price, which is equal to the closing price on the day of grant, any vested stock options would retain no value until the stock price increases above the exercise price.

2019 Proxy Statement            41

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

Performance-Contingent Vesting Schedule.     Awards will vest according to the below, based on Viasat’s four year TSR performance relative to the S&P MidCap 400 index:

•

Above the 25th and below the 90th percentiles: Awards will vest between a range of 50% and 175% of target, where the target is achieved at the 50th percentile (with the resulting number of stock options that ultimately vest at the end of the performance period referred to as the performance-adjusted options)

•	At or below 25th percentile: No performance-based stock options will vest and they will be forfeited by the Named Executive Officer

Time-Based Vesting Component.    The performance-based stock options are also subject to a time-based vesting component. A Named Executive Officer will become eligible to vest in 25% of the performance-adjusted options at the end of the performance period on each of the first four anniversaries of the grant date, subject to continued employment through each such date. In the event of a Named Executive Officer’s termination of employment prior to the end of the performance period, he or she will remain eligible to vest, at the end of the performance period, in such portion of the performance-adjusted options as had vested as of the date of termination in accordance with the time-based vesting schedule described above (and, in the case of a Named Executive Officer’s death or disability, he or she will be given full credit under the time-based vesting schedule through the date of termination and will remain eligible to vest in any and all of the performance-adjusted options at the end of the performance period).

Change in Control Vesting.    In the event of a change in control prior to the end of the four-year performance period, the number of performance-adjusted options in which a Named Executive Officer will be eligible to vest based on the time-based vesting schedule described above will be determined and will be the greater of (1) the “target” number of options subject to the award or (2) the number of performance-adjusted options determined on the date of the change in control based on the company’s relative TSR compared to the S&P MidCap 400 index for the portion of the performance period ending on the date of the change in control. Following a change in control, the Named Executive Officers may also be eligible for accelerated vesting of any portion of the performance-adjusted options (as determined at the time of the change in control) that remain eligible to vest based on continued service after a change in control in accordance with the terms of their change in control severance agreements, as described below.

For more information on the restricted stock units and the performance-based stock options granted during fiscal year 2019, see the Grants of Plan-Based Awards in Fiscal Year 2019 table below.

Equity Grant Process.    The company’s general practice is to grant equity awards in approximately 12-month cycles. Grant approval for executive officers occurs at meetings of the Board. Because of the more extensive process for determining executive equity grants, executive equity grants are not always made at the same time as grants to all other eligible employees. Additionally, the timing of grants is not coordinated with the release of material non-public information. Stock option awards are priced at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units are also made in accordance with the terms of our equity plan.

In addition to grants made as part of our annual equity grant process for our current employees, grants may also be made during the year to newly-hired employees as part of the in-hire package, as well as to existing employees for purposes of retention, as part of a special incentive program or in recognition of special achievements. In the event of newly-hired employees or retention and recognition awards to existing employees, those grants are generally made once per quarter. We do not grant “re-load” options, make loans to executives for any purpose, including to exercise stock options, nor do we grant stock options at a discount.

Other Benefits

We provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation and sick days as needed. We do not currently offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Perquisites and Other Personal Benefits

Certain executive officers also receive access to our sports and golf club memberships.

EXECUTIVE COMPENSATION  •  Compensation Discussion and Analysis

Additional Information

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board has adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of Viasat common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of his or her appointment as an executive officer, our executive officers should attain an investment position in shares of Viasat common stock having a value not less than the amounts specified below:

Executive Officer	Stock Ownership Guideline (as a multiple of base salary)
Chief Executive Officer	Three times
President and Chief Operating Officer	Three times
Other Executive Officers	One time

As of the end of fiscal year 2019, all executive officers were in compliance with the stock ownership guidelines.

Hedging, Short Sale and Pledging Policies

Viasat’s policies prohibit all of our directors and executive officers from trading in put and call options and engaging in short sales with respect to shares of Viasat common stock. Viasat also strongly discourages any pledges of Viasat common stock that could have any adverse impact on the company. Our policies require all pledges of Viasat common stock by our directors and executive officers, including the establishment of a margin account containing Viasat common stock, to be pre-cleared by our General Counsel.

Tax and Accounting Considerations

We select and implement the components of our executive compensation program primarily for their ability to help us achieve the company’s objectives and not on the basis of any unique or preferential financial tax or accounting treatment. In addition, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation that we may deduct for federal income tax purposes for certain covered individuals. We have not adopted a policy requiring that all compensation be deductible, although the Committee will continue to review the Section 162(m) deductibility of our compensation arrangements in fiscal year 2019 and future fiscal years. The Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

2019 Proxy Statement            43

EXECUTIVE COMPENSATION  •  Compensation Committee Report

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Viasat, except to the extent that Viasat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the

Compensation and Human Resources Committee

Jeffrey Nash (Chair)

Frank J. Biondi, Jr.

Varsha Rao

John Stenbit

Harvey White

EXECUTIVE COMPENSATION  •  Summary Compensation Table

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended March 31, 2019, March 31, 2018 and March 31, 2017 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers (collectively, the Named Executive Officers):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Mark Dankberg	2019	1,215,000	—	3,222,356	4,524,800	1,700,000	26,721	10,688,877
Chairman and Chief	2018	1,175,000	—	3,442,625	4,485,810	1,335,018	50,872	10,489,325
Executive Officer	2017	1,100,000	—	3,254,557	3,300,192	1,350,000	17,389	9,022,138
Richard Baldridge	2019	1,035,000	—	1,726,250	2,424,000	1,500,000	12,486	6,697,736
Director, President and	2018	1,000,000	—	2,766,375	3,604,669	1,157,032	13,086	8,541,162
Chief Operating Officer	2017	875,000	—	2,615,250	2,651,940	1,150,000	13,077	7,305,267
Shawn Duffy	2019	550,000	—	863,125	1,212,000	500,000	18,250	3,143,375
Senior Vice President and	2018	525,000	—	737,700	961,245	400,562	20,457	2,644,964
Chief Financial Officer	2017	490,000	—	639,307	648,252	470,000	9,842	2,257,401
Kevin Harkenrider	2019	550,000	—	863,125	1,212,000	500,000	12,755	3,137,880
Senior Vice President and President, Broadband Services (4)
Ken Peterman	2019	600,000	—	863,125	1,212,000	700,000	35,783	3,410,908
Senior Vice President and	2018	475,000	—	737,700	961,245	534,020	13,500	2,721,465
President, Government Systems	2017	450,000	—	499,827	506,815	425,000	104,158	1,985,800

(1)

These columns represent the aggregate grant date fair value, calculated in accordance with SEC rules, of performance-based stock options and restricted stock unit awards granted in fiscal years 2019 and 2018, and time-based stock options and restricted stock unit awards granted in fiscal year 2017. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. In November 2017 and 2018, the Named Executive Officers were granted performance-based stock options which vest, in part, dependent upon continued service over a four year vesting schedule and, in part, dependent upon the achievement of the company’s TSR compared to its peer group during the four-year performance period ending October 31, 2021 and 2022, respectively. The grant date fair value of the performance-based stock options was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts for the respective year end, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the SEC.

(2)

Represents amounts earned under our annual bonus program. For purposes of the fiscal year 2018 annual bonuses, our Compensation and Human Resources Committee determined the total bonuses payable to the Named Executive Officers for fiscal year 2018 annual bonus purposes and then determined to pay all of such bonuses in the form of fully vested shares of our common stock issued under our 1996 Equity Participation Plan. The total bonus payable to each Named Executive Officer was converted into a number of shares based on the closing price per share of our common stock on June 1, 2018 ($63.25), and the shares were issued to the Named Executive Officers on that date (less a number of shares with a fair market value on the date of issuance sufficient to cover the applicable tax withholding obligations and withheld by us from the shares issued to the Named Executive Officer). The aggregate number of shares of our common stock issued to the Named Executive Officers in June 2018 in satisfaction of their fiscal year 2018 annual bonuses was as follows (prior to any tax withholding): Mr. Dankberg (21,107); Mr. Baldridge (18,293); Ms. Duffy (6,333); and Mr. Peterman (8,443).

(3)

The amounts for fiscal year 2019 include the following: reimbursement of club dues for Mr. Dankberg and Ms. Duffy in the amount of $9,850 and $8,798, respectively; housing allowance for Mr. Peterman in the amount of $22,033; patent awards for Mr. Dankberg, in the amount of $2,500; and company 401(k) contributions for Mr. Dankberg, Mr. Baldridge, Ms. Duffy, Mr. Harkenrider and Mr. Peterman in the amount of $14,371, $12,486, $9,452, $12,755 and $13,750, respectively.

(4)	Mr. Harkenrider was not a Named Executive Officer in fiscal years 2018 and 2017.

2019 Proxy Statement            45

EXECUTIVE COMPENSATION  •  Grants of Plan-Based Awards in Fiscal Year 2019

Grants of Plan-Based Awards in Fiscal Year 2019

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal year 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Dankberg	—	—	1,215,000	—	—	—	—	—	—	—	—
	11/19/18	—	—	—	—	—	—	46,667	—	—	3,222,356
	11/19/18	—	—	—	70,000	140,000	245,000	—	—	69.05	4,524,800
Richard Baldridge	—	—	1,035,000	—	—	—	—	—	—	—	—
	11/19/18	—	—	—	—	—	—	25,000	—	—	1,726,250
	11/19/18	—	—	—	37,500	75,000	131,250	—	—	69.05	2,424,000
Shawn Duffy	—	—	550,000	—	—	—	—	—	—	—	—
	11/19/18	—	—	—	—	—	—	12,500	—	—	863,125
	11/19/18	—	—	—	18,750	37,500	65,625	—	—	69.05	1,212,000
Kevin Harkenrider	—	—	550,000	—	—	—	—	—	—	—	—
	11/19/18	—	—	—	—	—	—	12,500	—	—	863,125
	11/19/18	—	—	—	18,750	37,500	65,625	—	—	69.05	1,212,000
Ken Peterman	—	—	600,000	—	—	—	—	—	—	—	—
	11/19/18	—	—	—	—	—	—	12,500	—	—	863,125
	11/19/18	—	—	—	18,750	37,500	65,625	—	—	69.05	1,212,000

(1)

Represents target amounts payable under our annual bonus program for fiscal year 2019. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the Summary Compensation Table under the column heading Non-Equity Incentive Plan Compensation. The material terms of the bonus program are described in the Compensation Discussion and Analysis section.

(2)

Performance-based stock options that will become eligible to vest (a) in part dependent on the Named Executive Officer’s continued service over a four-year time-based vesting schedule, with the Named Executive Officer vesting in 25% of the performance-based options on each of the first four anniversaries of the date of grant, and (b) in part dependent on a comparison over the four-year performance period ending October 31, 2022 of our TSR to the TSR of the companies included in the S&P Mid Cap 400 Index. The number of options that will ultimately become vested and exercisable at the end of the four year vesting schedule will range from 0% to 175% of the target number of options based on our relative TSR ranking for the four-year performance period ending October 31, 2022. The performance-based stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions in order to become exercisable by the Named Executive Officer.

(3)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.

(4)	The exercise price for option awards is the fair market value per share of our common stock, which is defined under our 1996 Equity Participation Plan as the closing price per share on the grant date.

(5)

This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. The grant date fair value of the TSR performance stock options was calculated using a Monte Carlo simulation which considered the likelihood of achieving the vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the SEC.

EXECUTIVE COMPENSATION  •  Outstanding Equity Awards at 2019 Fiscal Year End

Outstanding Equity Awards at 2019 Fiscal Year End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of March 31, 2019:

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable	Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Mark Dankberg	11/14/2013	100,000	—	—	60.91	11/14/2019	—	—
	11/17/2014	110,000	—	—	65.86	11/17/2020	—	—
	11/17/2015	93,750	31,250	—	61.26	11/17/2021	—	—
	11/17/2016	70,000	70,000	—	69.74	11/17/2022	—	—
	11/17/2017	—	—	140,000	73.77	11/17/2023	—	—
	11/19/2018	—	—	140,000	69.05	11/19/2024	—	—
	11/17/2015	—	—	—	—	—	10,416	807,240
	11/17/2016	—	—	—	—	—	23,333	1,808,308
	11/17/2017	—	—	—	—	—	35,000	2,712,500
	11/19/2018	—	—	—	—	—	46,667	3,616,693
Richard Baldridge	11/14/2013	55,000	—	—	60.91	11/14/2019	—	—
	11/17/2014	65,000	—	—	65.86	11/17/2020	—	—
	11/17/2015	71,250	23,750	—	61.26	11/17/2021	—	—
	11/17/2016	56,250	56,250	—	69.74	11/17/2022	—	—
	11/17/2017	—	—	112,500	73.77	11/17/2023	—	—
	11/19/2018	—	—	75,000	69.05	11/19/2024	—	—
	11/17/2015	—	—	—	—	—	7,916	613,490
	11/17/2016	—	—	—	—	—	18,750	1,453,125
	11/17/2017	—	—	—	—	—	28,125	2,179,688
	11/19/2018	—	—	—	—	—	25,000	1,937,500
Shawn Duffy	11/14/2013	17,500	—	—	60.91	11/14/2019	—	—
	11/17/2014	22,500	—	—	65.86	11/17/2020	—	—
	11/17/2015	20,625	6,875	—	61.26	11/17/2021	—	—
	11/17/2016	13,750	13,750	—	69.74	11/17/2022	—	—
	11/17/2017	—	—	30,000	73.77	11/17/2023	—	—
	11/19/2018	—	—	37,500	69.05	11/19/2024
	11/17/2015	—	—	—	—	—	2,291	177,553
	11/17/2016	—	—	—	—	—	4,583	355,183
	11/17/2017	—	—	—	—	—	7,500	581,250
	11/19/2018	—	—	—	—	—	12,500	968,750
Kevin Harkenrider	11/14/2013	17,500	—	—	60.91	11/14/2019	—	—
	11/17/2014	20,000	—	—	65.86	11/17/2020	—	—
	11/17/2015	16,875	5,625	—	61.26	11/17/2021	—	—
	11/17/2016	10,750	10,750	—	69.74	11/17/2022	—	—
	11/17/2017	—	—	22,250	73.77	11/17/2023	—	—
	11/19/2018	—	—	37,500	69.05	11/19/2024	—	—
	11/17/2015	—	—	—	—	—	1,875	145,313
	11/17/2016	—	—	—	—	—	3,583	277,683
	11/17/2017	—	—	—	—	—	5,625	435,938
	11/19/2018	—	—	—	—	—	12,500	968,750
Ken Peterman	11/17/2014	20,000	—	—	65.86	11/17/2020	—	—
	11/17/2015	16,875	5,625	—	61.26	11/17/2021	—	—
	11/17/2016	10,750	10,750	—	69.74	11/17/2022	—	—
	11/17/2017	—	—	30,000	73.77	11/17/2023		—
	11/19/2018	—	—	37,500	69.05	11/19/2024	—	—
	11/17/2015	—	—	—	—	—	1,875	145,313
	11/17/2016	—	—	—	—	—	3,583	277,683
	11/17/2017	—	—	—	—	—	7,500	581,250
	11/19/2018	—	—	—	—	—	12,500	968,750

(1)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.

2019 Proxy Statement            47

EXECUTIVE COMPENSATION  •  Option Exercises and Stock Vested in Fiscal Year 2019

(2)

Performance-based stock options that will become eligible to vest (a) in part dependent on the Named Executive Officer’s continued service over a four-year time-based vesting schedule, with the Named Executive Officer vesting in 25% of the performance-based options on each of the first four anniversaries of the date of grant and (b) in part dependent on a comparison over the four-year performance period ending October 31 of the fourth year after the date of grant of our TSR to the TSR of the companies included in the S&P MidCap 400 Index. The number of options that will ultimately become vested and exercisable at the end of the four year vesting schedule will range from 0% to 175% of the target number of options based on the Company’s relative TSR ranking for the four-year performance period ending October 31 of the fourth year after the date of grant. The performance-based stock options must be vested under both the time-based vesting schedule and the performance-based vesting conditions in order to become exercisable by the Named Executive Officer. The performance-based options are reflected in the table above at “target” performance levels.

(3)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.

(4)	Computed by multiplying the closing price of our common stock on March 29, 2019 ($77.50) by the number of shares subject to such stock award.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table provides information concerning exercises of stock options by and stock awards vested for each of the Named Executive Officers during fiscal year 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Mark Dankberg	119,000	3,844,756	42,917		2,886,183
Richard Baldridge	61,700	1,644,866	32,083		2,153,269
Shawn Duffy	—	—	8,959		602,105
Kevin Harkenrider	20,000	674,598	7,208	(2)	485,300	(2)
Ken Peterman	—	—	7,833		524,319

(1)

With respect to stock option exercises, the value realized equals the difference between the market price of our common stock at exercise and the option exercise price, multiplied by the number of shares for which the option was exercised. With respect to stock awards, the value realized equals the closing price of our common stock on the date of vesting multiplied by the number of shares subject to the award vesting on such date.

(2)

Mr. Harkenrider deferred 7,208 shares of his restricted stock unit awards that vested in fiscal year 2019. All restricted stock units noted in the table above for Mr. Harkenrider vested during fiscal year 2019, but the underlying shares for the deferred restricted stock unit awards had not yet been delivered to or acquired by the executive as of the end of fiscal year 2019.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

In accordance with Section 409A of the Internal Revenue Code, Viasat allows executives to elect to defer the timing of receipt of the shares issuable pursuant to their restricted stock unit awards. The following table sets forth information for our Named Executive Officers with respect to restricted stock units that vested but for which the underlying shares had not yet been delivered to the executive due to deferral elections made by the executives:

Name	Executive Contributions in Fiscal Year 2019 ($) (1)	Registrant Contributions in Fiscal Year 2019 ($)	Aggregate Earnings (Losses) in Fiscal Year 2019 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 2019 Fiscal Year End ($) (3)
Mark Dankberg	—	—	—	—	—
Richard Baldridge	—	—	—	—	—
Shawn Duffy	—	—	—	—	—
Kevin Harkenrider (4)	485,300	—	933,448	—	5,844,895
Ken Peterman	—	—	—	—	—

EXECUTIVE COMPENSATION  •  Potential Payments Upon Termination

(1)

The amount reported in this column represents the value of the shares underlying the deferred restricted stock units that vested during fiscal 2019, calculated based on the market price on the applicable vesting date. The grant date fair value attributable to these restricted stock units was previously reported in the Summary Compensation Table for the fiscal year in which they were granted.

(2)

Represents the change in market value of the shares of our common stock underlying the deferred restricted stock units held by the executives as of the last day of fiscal year 2019, calculated as the difference between (a) the closing price of our common stock on the applicable vesting date (for restricted stock units vesting during fiscal year 2019) or the first day of fiscal year 2019 (for restricted stock units that vested during prior fiscal years) and (b) the closing price on March 31, 2019, the last day of fiscal year 2019. No additional earnings (either in the form of accrued dividends or dividend equivalents) are paid on deferred restricted stock units.

(3)

The amount represents the value of shares of our common stock underlying the deferred restricted stock units based on the closing price on March 29, 2019 ($77.50), the last trading day of fiscal year 2019.

(4)

Mr. Harkenrider’s deferred restricted stock units will be distributed to him on fixed distribution dates elected by him at the time of grant or, if earlier, upon a change in control of Viasat or his death.

Potential Payments Upon Termination

Viasat provides for certain severance payments and benefits in the event that an executive officer’s employment is involuntarily or constructively terminated within two months prior to or within 18 months following a change in control of the company. We believe that reasonable severance payments and benefits provide for a stable work environment by reinforcing and encouraging the continued attention and dedication of our key executive officers to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control.

We have entered into change in control severance agreements, or Change in Control Agreements, with each of the Named Executive Officers. Under each Change in Control Agreement, in the event an executive officer’s employment is terminated by Viasat without “cause” or the executive officer resigns for “good reason,” in either case, within two months prior to or within 18 months following a “change in control” of the company (as each term is defined in the Change in Control Agreement), the executive officer will be entitled to receive the following in lieu of any severance payments and benefits to which such executive may otherwise be entitled under any severance plan or program:

•	the executive officer’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive officer may be entitled for such period,

•

a lump sum cash payment based on a multiplier of the sum of the executive officer’s then current annual base salary and target annual bonus (the multiplier used is 3.0 for the positions of Chief Executive Officer and President, and 2.0 for the remaining Named Executive Officers),

•	continuation of health and other benefits for a period of 18 months following the date of termination, and

•	full vesting of any outstanding equity awards.

As a condition to the executive officer’s receipt of any of the post-termination payments and benefits described above, the executive officer must (1) execute a written general release of all claims, and (2) execute an employee proprietary information and inventions agreement. The severance benefits payable under the Change in Control Agreements will be reduced by any severance benefits payable by us to the executive under any other policy, plan, program, agreement or arrangement. The Change in Control Agreements continue for successive one-year terms unless Viasat or the executive officer provides notice of non-renewal.

For a discussion of the effect of a termination of employment and/or a change in control on the performance-based stock options granted to our Named Executive Officers during fiscal year 2019, see the discussion above in “Compensation Discussion and Analysis — Components of our Compensation Program — Equity-Based Compensation.” A Named Executive Officer’s time-based restricted stock units and time-based stock options will also vest upon his or her death or termination due to disability.

2019 Proxy Statement            49

EXECUTIVE COMPENSATION  •  CEO Pay Ratio

The following table sets forth the intrinsic values that the Named Executive Officers would derive in the event of a hypothetical termination of employment by Viasat without cause or as a result of the Named Executive Officer’s resignation for good reason within two months prior to or within 18 months following a change in control of the company (or, with respect to equity awards held by our Named Executive Officers, in the event of their death or termination due to disability). The table assumes that the termination of employment hypothetically occurred on March 31, 2019, the last day of fiscal year 2019, and that the Change in Control Agreements were in effect as of such date.

Name	Accrued Vacation ($) (1)	Severance Payment ($)	COBRA Payments ($) (2)	Intrinsic Value of Accelerated Stock Options ($) (3)	Intrinsic Value of Accelerated Restricted Stock Units ($) (4)	Total ($)
Mark Dankberg	233,654	7,290,000	23,030	3,395,741	8,944,741	19,887,166
Richard Baldridge	199,039	6,210,000	23,030	2,244,224	6,183,803	14,860,096
Shawn Duffy	77,993	2,200,000	36,139	813,336	2,082,736	5,210,204
Kevin Harkenrider (5)	91,419	2,200,000	23,030	736,605	1,827,684	4,878,738
Ken Peterman	73,846	2,400,000	36,139	769,756	1,972,996	5,252,737

(1)	Represents accrual for vacation that had not been taken as of March 31, 2019.

(2)	Amounts shown equal an aggregate of 18 months of COBRA payments for the Named Executive Officer.

(3)

The intrinsic value of accelerated stock options is based on the difference between the closing price of our common stock on March 29, 2019 ($77.50 per share) and the option exercise price, multiplied by the number of shares for which the option was accelerated (taking into consideration only options where the closing price of our common stock on March 29, 2019 is higher than the option exercise price, and using the actual number of shares for performance-based stock options) that would have been earned on March 29, 2019 had the performance period applicable to such performance-based stock options ended on such date. A Named Executive Officer will also vest in all of his or her time-based stock options in the event of his or her death or termination due to disability (and the value of the time-based stock options that would vest if such a termination had occurred on March 29, 2019 is included in the value disclosed in the table above). The value disclosed in the table above attributable to the acceleration of time-based stock options described in the foregoing sentence for each Named Executive Officer is as follows: Mr. Dankberg ($1,050,700), Mr. Baldridge ($822,200), Ms. Duffy ($218,350), Mr. Harkenrider ($174,770) and Mr. Peterman ($174,770). In addition, in the event of a Named Executive Officer’s death or termination due to disability prior to the completion of the applicable performance period for any outstanding performance-based stock options, he or she will remain eligible to vest in a pro-rated portion of those performance-based stock options that ultimately vest based on the portion of the performance period that has elapsed prior to the date of termination (and the value of the performance-based stock options that would vest if such a termination had occurred on March 29, 2019 is included in the value disclosed in the table above, calculated without regard to any pro-ration).

(4)

The intrinsic value of accelerated restricted stock unit awards is computed by multiplying the closing price of our common stock on March 29, 2019 ($77.50 per share) by the number of shares that were accelerated. In addition, upon a Named Executive Officer’s death or termination due to disability, all of his or her restricted stock units will fully vest (and the value of the restricted stock units that would vest if such a termination occurred on March 29, 2019 is the same as the value disclosed in the table above).

(5)

Mr. Harkenrider is also entitled to receive underlying shares related to deferred restricted stock unit awards upon his separation from the company. For additional information, see the Non-Qualified Deferred Compensation table. If a change in control of Viasat or Mr. Harkenrider’s death had occurred on March 31, 2019, he would have been entitled to receive a distribution of an aggregate of 75,418 shares subject to his deferred restricted stock units with an aggregate value of $5,844,895, computed by multiplying the closing price of our common stock on March 29, 2019 ($77.50 per share) by the number of shares that would have been distributed.

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of total compensation received during fiscal year 2019 by our CEO to the total compensation received by our median employee. For fiscal year 2019, our median employee earned $104,265 in total compensation during the fiscal year ended March 31, 2019. Based upon the annual total compensation of Mr. Dankberg of $10,688,877 reported in the Summary Compensation Table for fiscal year 2019, our ratio of CEO pay to median employee pay for fiscal year 2019 was approximately 103 to 1.

To identify our median employee in fiscal year 2019, we identified our total employee population (including all full-time, part-time, temporary and seasonal workers) as of March 31, 2019, and, in accordance with SEC rules, excluded employees from certain countries that in the aggregate represented less than 5% of our employee base. As of March 31, 2019, we had approximately 5,625 global employees. To determine our median employee, we excluded a total of 262 employees from the following countries (and all of our employees in each of the following countries were excluded from the calculation): Australia (40 employees), Brazil (3 employees), Canada (1 employee), China (2 employees), Germany (4 employees), Switzerland (58 employees), United Kingdom (74 employees), Ireland (70 employees), Israel (5 employees), Netherlands (2 employees) and

EXECUTIVE COMPENSATION  •  Director Compensation

Italy (3 employees). We then used base salary received during fiscal year 2019 for our employee population included in the calculation (other than Mr. Dankberg) to determine our median employee, and, once identified, we calculated such employee’s annual total compensation in the same manner used to calculate Mr. Dankberg’s total compensation in the Summary Compensation Table for fiscal year 2019. For all compensation paid in currencies other than the U.S. Dollar, all values were converted to the U.S. Dollar using foreign currency exchange rates on March 31, 2019.

Director Compensation

The following table sets forth the compensation earned during the fiscal year ended March 31, 2019 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank J. Biondi, Jr.	84,000	98,560	91,755	—	—	—	274,315
Robert Johnson	87,000	98,560	91,755	—	—	—	277,315
B. Allen Lay	75,500	98,560	91,755	—	—	—	265,815
Jeffrey Nash	95,500	98,560	91,755	—	—	—	285,815
Sean Pak	60,000	98,560	91,755	—	—	—	250,315
Varsha Rao	71,000	98,560	91,755	—	—	—	261,315
John Stenbit	87,500	98,560	91,755	—	—	—	277,815
Harvey White	105,000	98,560	91,755	—	—	—	295,315

(1)

This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock unit awards granted in fiscal year 2019. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the SEC. The aggregate number of shares of our common stock subject to restricted stock unit awards outstanding at the end of fiscal year 2019 for each non-employee director was as follows: Mr. Biondi (1,600); Mr. Johnson (1,600); Mr. Lay (1,600); Dr. Nash (1,600); Mr. Pak (3,600); Ms. Rao (3,600); Mr. Stenbit (1,600); and Mr. White (1,600).

(2)

This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal year 2019. These amounts generally reflect the amount that we expect to expense in our financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the SEC. The aggregate number of shares of our common stock subject to stock options outstanding at the end of fiscal year 2019 for each director was as follows: Mr. Biondi (29,000); Mr. Johnson (30,000); Mr. Lay (30,000); Dr. Nash (25,000); Mr. Pak (14,000); Ms. Rao (19,000); Mr. Stenbit (30,000); and Mr. White (30,000).

Directors who are employees of the company, such as Mr. Dankberg and Mr. Baldridge, do not receive any additional compensation for their services as directors.

Compensation Arrangements for Non-Employee Directors

Non-employee directors are entitled to receive an annual cash retainer for their service in the amount of $50,000 as a member of the Board of Directors, $12,000 for the chair of the Audit Committee, $8,000 for the chair of the Compensation and Human Resources Committee, $3,000 for the chair of the other Board committees, $6,000 as a non-chair member of the Audit Committee, $4,000 as a non-chair member of the Compensation and Human Resources Committee, and $2,000 as a non-chair member of the other Board committees. In addition, each non-employee director receives a meeting fee of $2,000 for each Board meeting attended, $1,500 for each committee meeting attended as the chair of such committee, and $1,000 for each committee meeting attended as a non-chair member of such committee. The meeting fee paid to non-employee directors for participation via telephone for each Board meeting or committee meeting is one-half of the regular meeting fee.

At the time of initial election to the Board of Directors, each non-employee director is granted a restricted stock unit award that may be settled for 3,000 shares of our common stock and an option to purchase 9,000 shares of our common stock, and at each subsequent annual meeting of stockholders, each non-employee director is entitled to receive an annual equity grant in

2019 Proxy Statement            51

EXECUTIVE COMPENSATION  •  Compensation Committe Interlocks and Insider Participation

the form of a restricted stock unit award that may be settled for 1,600 shares of our common stock and an option to purchase 5,000 shares of our common stock. Members of the Board of Directors are reimbursed for expenses incurred in attending Board and committee meetings, and in connection with Board related activities.

Stock Ownership Guidelines for Non-Employee Directors

To enhance our overall corporate governance practices and director compensation program, our Board has adopted stock ownership guidelines for our non-employee directors. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of Viasat common stock. These guidelines provide that, within five years of his or her first date of election to our Board, our non-employee directors should attain an investment position in Viasat common stock having a value not less than three times the value of their annual retainer for general Board service. As of the end of fiscal year 2019, all directors were in compliance with the stock ownership guidelines.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for the 2019 fiscal year were Mr. Biondi, Dr. Nash, Ms. Rao, Mr. Stenbit and Mr. White. None of the members of our Compensation and Human Resources Committee has ever been one of our officers or employees. During fiscal year 2019, none of our executive officers served on the board of directors or compensation committee of any entity whose officers served either on our Board of Directors or on our Compensation and Human Resources Committee.

Equity Compensation Plan Information

The following table provides information as of March 31, 2019 with respect to shares of Viasat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding awards granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those awards.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)
Equity compensation plans approved by security holders (3)	5,463,242	67.47	2,813,711(4)
Equity compensation plans not approved by security holders	—	—	—
Total	5,463,242	67.47	2,813,711

(1)

Includes outstanding restricted stock units and stock options. Performance-based stock options are included at “target” levels. Excludes purchase rights currently accruing under the Viasat, Inc. Employee Stock Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

(3)	Consists of two plans: (a) the 1996 Equity Participation Plan of Viasat, Inc., and (b) the Viasat, Inc. Employee Stock Purchase Plan.

(4)

Includes (a) 2,325,003 shares available for future issuance under the 1996 Equity Participation Plan of Viasat, Inc., and (b) 488,708 shares available for future issuance under the Viasat, Inc. Employee Stock Purchase Plan, all of which may be subject to purchase rights outstanding as of March 31, 2019. For purposes of calculating the shares that remain available for grant under the Equity Plan, each “full value” award is counted using the applicable ratio as specified in the Equity Plan, and performance-based stock options are calculated assuming “maximum” performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee (or another independent body of the Board of Directors, such as the disinterested members of the Board) reviews transactions that may be related person transactions, which are transactions between Viasat and related persons where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, director nominee, executive officer, beneficial owner of more than 5% of Viasat common stock and their respective immediate family members. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve or ratify any related person transaction that is required to be disclosed in this proxy statement in accordance with SEC rules. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee or the disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction,

•	the material terms of the transaction, including without limitation, the amount and type of transaction,

•	the importance of the transaction to the related person,

•	the importance of the transaction to the company,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company, and

•	any other matters the Audit Committee or the Board deems appropriate.

Related Party Transactions

A sister of Mr. Agnew is employed as a Community Outreach Specialist at Viasat. She earned an aggregate of approximately $131,000 in base salary during fiscal year 2019, and participates in our benefit programs.

A daughter-in-law of Mr. Baldridge is employed as an Attorney at Viasat. She earned an aggregate of approximately $124,000 in base salary and bonus during fiscal year 2019, and participates in our equity award and benefit programs.

A brother of Mr. Dankberg is employed as a Director of Information Systems at Viasat. He earned approximately $166,500 in base salary during fiscal year 2019, and participates in our benefit programs. Mr. Dankberg’s son is a Media Operations Director at Viasat. He earned an aggregate of approximately $249,000 in base salary and bonus during fiscal year 2019, and participates in our equity award and benefit programs.

A brother of Mr. Miller is employed as a Systems Design Engineer at Viasat. He earned an aggregate of approximately $353,700 in base salary and bonus during fiscal year 2019, and participates in our equity award and benefit programs. Mr. Miller’s son is a Software Engineer at Viasat. He earned an aggregate of approximately $169,800 in base salary and bonus during fiscal year 2019, and participates in our equity award and benefit programs.

A brother-in-law of Mr. White is employed as a Business Systems Analyst at Viasat. He earned an aggregate of approximately $145,600 in base salary and bonus during fiscal year 2019, and participates in our equity award and benefit programs.

2019 Proxy Statement            53

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Viasat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the Investor Relations section of Viasat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of Viasat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, Viasat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Viasat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of Viasat’s internal controls and the overall quality of Viasat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2019 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to the rules adopted by the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Viasat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that Viasat’s audited financial statements be included in Viasat’s annual report on Form 10-K for the fiscal year ended March 31, 2019 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of Viasat, except to the extent that Viasat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

Harvey White (Chair)

Frank J. Biondi, Jr.

Robert Johnson

B. Allen Lay

Jeffrey Nash

OTHER MATTERS

Stockholder Proposals for Inclusion in Viasat’s 2020 Proxy Statement.    Stockholders of Viasat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2020 annual meeting of stockholders, proposals must satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement, and must otherwise be received by Viasat no later than March 20, 2020, unless the date of the 2020 annual meeting is changed by more than 30 days from the anniversary of our 2019 annual meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to Viasat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to Viasat, Inc., Attention: General Counsel at the same address.

Stockholder Proposals for Presentation at the 2020 Annual Meeting.    If a stockholder wishes to present a proposal at our 2020 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, our bylaws provide that the stockholder must (1) provide timely notice of the proposal in writing and in proper form, (2) provide any updates or supplements to such notice as required by our bylaws, and (3) otherwise comply with all applicable requirements of our bylaws and of the Securities Exchange Act of 1934. To be timely, such stockholder’s notice must be received by Viasat no earlier than the 120th day nor later than the 90th day prior to the anniversary of our 2019 annual meeting. As a result, proposals submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on May 7, 2020 and no later than the close of business on June 6, 2020. However, if the date of the 2020 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2019 annual meeting, notice by the stockholder must be received no later than the later of (1) the 90th day prior to the 2020 annual meeting or (2) the 10th day following the day on which public disclosure of the date of the 2020 annual meeting was first made. Such proposals must be delivered to Viasat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to Viasat, Inc., Attention: General Counsel at the same address. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

2019 Proxy Statement            55

APPENDIX A

VIASAT, INC.

EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 4, 2019)

Viasat, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby adopts the Viasat, Inc. Employee Stock Purchase Plan (the “Plan”). The purposes of the Plan are as follows:

(1) To assist Employees of the Participating Companies in acquiring a stock ownership interest in the Company.

(2) To help Employees provide for their future security and to encourage them to remain in the employment of the Participating Companies.

This Plan includes two components: a Code Section 423 Component (the “Section 423 Component”) and a non-Code Section 423 Component (the “Non-Section 423 Component”). It is the intention of the Company to have the Section 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Section 423 Component, accordingly, shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Committee and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Participating Companies in locations outside of the U.S. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Committee at or prior to the time of such Offering.

For purposes of this Plan, the Committee may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees of one or more Participating Companies will participate, even if the dates of the applicable Offering Period(s) in each such Offerings are identical, provided that the terms of participation are the same within each separate Offering as determined under Section 423 of the Code.

1. DEFINITIONS

Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing (which, for avoidance of doubt, shall include any Subsidiary).

(b) “Authorization” has the meaning assigned to that term in Section 3(b) hereof.

(c) “Board of Directors” or “Board” means the Board of Directors of the Company.

(d) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations thereunder.

(e) “Committee” means the committee appointed to administer the Plan pursuant to Section 12 hereof.

(f) “Company” means Viasat, Inc., a Delaware corporation.

(g) “Eligible Compensation” means, with respect to any Offering Period, an Eligible Employee’s base pay or, for Participants in non-U.S. jurisdictions, equivalent amounts as determined by the Committee. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Eligible Compensation on a prospective basis.

(h) “Eligible Employee” means:

(i) an Employee (A) who does not, immediately after the Option is granted, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation; and (B) who has been employed by a Participating Company for not less than five calendar days prior to a Grant Date (not including the Grant Date for purposes of such calculation).

(ii) For purposes of this paragraph (h), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

2019 Proxy Statement            A-1

APPENDIX A

(iii) Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering as an Eligible Employee:

(A) any Employee that is a “highly compensated employee” of the Company or any Participating Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (1) with compensation above a specified level, (2) who is an officer and/or (3) is subject to the disclosure requirements of Section 16(a) of the Exchange Act, and/or

(B) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a U.S. citizen or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (1) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (2) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (A), and/or (B) shall be applied in an identical manner under each Offering to all Employees of the Participating Companies in such Offering, in accordance with Treasury Regulation Section 1.423-2(e).

(iv) With respect to the Non-Section 423 Component, all of the foregoing rules shall apply in determining who is an “Eligible Employee,” except (A) the Committee may limit eligibility further within a Participating Company so as to only designate some Employees of a Participating Company as Eligible Employees, and (B) to the extent the foregoing eligibility rules are not consistent with applicable local laws.

(i) “Employee” means an individual who renders services to a Participating Company in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any independent contractor or director of the Company or a Participating Company who does not render services to the Company or a Participating Company in the status of an employee within the meaning of Section 3401(c) of the Code. A Participant shall be deemed to have ceased to be an Employee either upon the Participant ceasing to provide services as an employee or upon the Subsidiary Corporation or Affiliate employing the Participant ceasing to be a Participating Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s attainment or termination of such status. For purposes of an individual’s participation in, or other rights under the Plan, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination.

(j) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(k) “Exercise Date” means, with respect to any Option, the last Trading Day of the Offering Period for which the Option was granted.

(l) “Fair Market Value” of a share of Stock as of a given date means the closing price of a share of Stock on the principal exchange on which the Stock is then trading, including, without limitation, The Nasdaq Stock Market, if any, on such date, or, if shares were not traded on such date, then on the most recent trading day during which a sale occurred.

(m) “Grant Date” means, with respect to any Option, the date upon which the Option is granted, as set forth in Section 3(a) hereof.

(n) “Non-Section 423 Component” means the sub-plans, appendices, rules or procedures, if any, adopted by the Committee as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted pursuant to Offerings to non-U.S. Eligible Employees.

(o) “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Sections 3 and 4. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company or a Participating Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(p) “Offering Period” means the six-month periods commencing January 1 and July 1 of each Plan Year as specified in Section 3(a) hereof or such other dates which are six months apart as determined by the Committee. Options shall be granted on the Grant Date and exercised on the Exercise Date as provided in Sections 3(a) and 4(a) hereof. The Committee may establish a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding 27 months.

(q) “Option” means an option granted under the Plan to an Eligible Employee to purchase shares of the Company’s Stock.

(r) “Option Price” has the meaning set forth in Section 4(b) hereof.

APPENDIX A

(s) “Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(t) “Participant” means an Eligible Employee who has complied with the provisions of Section 3(b) hereof.

(u) “Participating Company” means the Company and such present or future Subsidiary Corporations or Affiliates of the Company as the Board of Directors or the Committee shall from time to time designate; provided, however, that at any given time, a Subsidiary that is a Participating Company in the Section 423 Component will not be a Participating Company in the Non-Section 423 Component. The designation by the Committee of Participating Companies and changes in such designations by the Committee shall not require stockholder approval. Only Subsidiary Corporations may be designated as Participating Companies for purposes of the Section 423 Component.

(v) “Participating Company Group” means, at any point in time, the Company and all other Subsidiary Corporations or Affiliates which are then Participating Companies.

(w) “Payday” means the regular and recurring established day for payment of cash compensation to Employees of the Company or any Participating Company.

(x) “Plan” means the Viasat, Inc. Employee Stock Purchase Plan, including both the Section 423 Component and the Non-Section 423 Component and any other sub-plans or appendices hereto, as amended and restated.

(y) “Plan Year” means the calendar year.

(z) “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements set forth in Section 423(b) of the Code.

(aa) “Stock” means the Company’s common stock, $0.0001 par value.

(bb) “Subsidiary Corporation” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(cc) “Termination Date” means the date a Participant ceases to be an Eligible Employee.

(dd) “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.

2. STOCK SUBJECT TO THE PLAN

Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 4,450,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan. These 4,450,000 shares include shares that were available but not used under the prior version of this Plan (i.e., the Viasat, Inc. Employee Stock Purchase Plan as amended and restated effective September 7, 2017) as well as 800,000 additional shares that were made available for issuance for the first time as part of this amended and restated Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component.

3. GRANT OF OPTIONS

(a) General Statement. The Company shall offer Options under the Plan to all Eligible Employees in successive Offering Periods. Each Option shall be granted on the Grant Date of an Offering Period and shall expire on the Exercise Date immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with subsection (b) hereof for the Offering Period (or, if applicable, the contributions by each Participant in accordance with subsection (d) or (e) hereof), divided by the Option Price, except with respect to fractional shares as provided in Section 4(a); provided, however, that the maximum number of shares subject to any Option shall not exceed 100,000. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on an Exercise Date, the Company shall pay to the Participant such amount in cash in one lump sum within 60 days following such Exercise Date, without any interest thereon, unless otherwise required by local law for Participants in non-U.S. jurisdictions. Further, the Committee may limit the number or value of the shares of Stock made available for purchase in a qualified period (e.g., 12 month period) by Participants in specified countries or working for specified Participating Companies, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular non-U.S. jurisdictions, provided that any such limitation is imposed under the Non-Section 423 Component or, with respect to any Offering under the Section 423 Component, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code.

2019 Proxy Statement            A-3

APPENDIX A

(b) Election to Participate; Payroll Deduction Authorization. Except as provided in subsection (d) or (e) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Grant Date and no later than five calendar days before such Grant Date (or such shorter or longer period as may be determined by the Committee) a completed and executed written payroll deduction authorization in a form prepared by the Company (the “Authorization”). An Eligible Employee’s Authorization shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate such Participant’s payroll deduction election. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Authorization payable on such Payday, and such amount shall be credited to the Participant’s account under the Plan. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to Section 6.

The Committee may adopt rules and procedures for the implementation and administration of payroll deduction elections and the grant and exercise of Options under the Plan, including the following:

(i) whether a Participant’s payroll deduction election may be stated in terms of a dollar amount on each Payday, a percentage of Eligible Compensation on each Payday or in any other manner; provided that, in the absence of any determination by the Committee, a Participant’s payroll deduction election shall be stated in terms of a percentage of such Participant’s Eligible Compensation on each Payday;

(ii) any minimum or maximum dollar or percentage limitations that apply to a Participant’s payroll deduction election; provided that, in the absence of any determination by the Committee, the minimum payroll deduction to be made by a Participant per Payday is $10.00 (if a specific amount is selected) or 1% of Eligible Compensation (if a specific percentage is selected); provided, further, that in the absence of any determination by the Committee, the maximum payroll deduction to be made by a Participant per Payday is 5% of Eligible Compensation;

(iii) determination of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; and

(iv) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

All such actions by the Company with respect to the Section 423 Component shall be consistent with the requirement under Section 423(b)(5) of the Code that all Participants shall have equal rights and privileges within the meaning of such section, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code.

(c) $25,000 Limitation. No Eligible Employee shall be granted an Option under the Plan which permits his or her rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 to accrue at a rate which exceeds the $25,000 limit set forth in Section 423(b)(8) of the Code. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on an Exercise Date, the Company shall pay to the Participant such amount in cash in one lump sum within 60 days following such Exercise Date.

(d) Leaves of Absence. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each Payday equal to the amount of the Participant’s payroll deductions under the Plan for the Payday immediately preceding the first day of such Participant’s leave of absence.

(e) Foreign Employees. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Committee may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Committee must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

4. EXERCISE OF OPTIONS; OPTION PRICE

(a) General Statement. Each Participant automatically and without any act on such Participant’s part shall be deemed to have exercised such Participant’s Option on the Exercise Date to the extent that the balance then in the Participant’s account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. Any cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of Stock upon exercise of an Option will be credited to such Participant’s account and carried forward and applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such Participant for the next following Offering Period. Fractional shares will not be issued.

APPENDIX A

(b) Option Price Defined. The option price per share of Stock (the “Option Price”) to be paid by a Participant upon the exercise of the Participant’s Option shall be equal to 85% of the lesser of the Fair Market Value of a share of Stock on the Exercise Date or the Fair Market Value of a share of Stock on the Grant Date.

(c) Delivery of Shares. As soon as practicable after the exercise of any Option, the Company will deliver to the Participant or his or her nominee the whole shares of Stock purchased by the Participant from funds credited to the Participant’s account under the Plan. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine and may be issued in certificated form or issued pursuant to book-entry procedures. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time, and/or may establish procedures to permit tracking of dispositions of shares. In the event the Company is required to obtain authority from any commission or agency to issue any such shares, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant’s account in cash in one lump sum.

(d) Pro Rata Allocations. If the total number of shares of Stock for which Options are to be exercised on any Exercise Date exceeds the lesser of (i) the number of shares of Stock that were available for sale under the Plan on the Grant Date of the applicable Offering Period or (ii) the number of shares remaining unsold under the Plan (after deduction of all shares for which Options have theretofore been exercised) on such Exercise Date, the Committee shall make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Participants which have not been applied to the purchase of shares of Stock shall be paid to such Participants in cash in one lump sum within 60 days after the Exercise Date.

5. WITHDRAWAL FROM THE PLAN

(a) General Statement. Any Participant may withdraw from participation under the Plan at any time except the Company may create an administrative rule that prohibits a Participant from withdrawing during the last ten days of any Offering Period (or such shorter or longer period as may be determined by the Committee). A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company (the “Withdrawal Election”) prior to the Exercise Date and within the deadline established by the Company. Upon receipt of a Participant’s Withdrawal Election, the Company shall pay to the Participant the amount of the balance in the Participant’s account under the Plan in cash in one lump sum within 60 days. Upon receipt of a Participant’s Withdrawal Election by the Company, the Participant shall cease to participate in the Plan and the Participant’s Option shall terminate.

(b) Eligibility Following Withdrawal. A Participant who withdraws from the Plan and who is still an Eligible Employee shall be eligible to participate again in the Plan as of any subsequent Grant Date by delivering to the Company an Authorization pursuant to Section 3(b) hereof.

6. TERMINATION OR TRANSFER OF EMPLOYMENT

(a) Termination of Employment Other than by Death. If a Participant ceases to be an Eligible Employee other than due to death, the Participant’s participation in the Plan automatically and without any act on the Participant’s part shall terminate as of the Termination Date. The Company will pay to the Participant the amount of the balance in the Participant’s account under the Plan within 60 days following the Termination Date. Upon a Participant’s termination of employment covered by this Section 6(a), the Participant’s Authorization, interest in the Plan and Option under the Plan shall terminate.

(b) Termination By Death. If a Participant ceases to be a Eligible Employee due to death, the executor of the Participant’s will or the administrator of the Participant’s estate by written notice to the Company may request payment of the balance in the Participant’s account under the Plan, in which event the Company shall make such payment as soon as practicable after receiving such notice; upon receipt of such notice the Participant’s Authorization, in the Plan and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Exercise Date, the Participant’s Option shall be deemed to have been exercised on such Exercise Date and any cash remaining in such Participant’s account thereafter shall be distributed in cash pursuant to Section 5(a) hereof.

(c) Transfer of Employment. A transfer of employment from one Participating Company to another shall not be treated as a termination of employment. If a Participant transfers employment from the Company or any Participating Company participating in the Section 423 Component to a Participating Company participating in the Non-Section 423 Component, he or she shall immediately cease to participate in the Section 423 Component; however, any Contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for his or her participation in the Section 423 Component, except for such modifications otherwise applicable for

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Participants in such Offering. A Participant who transfers employment from a Participating Company participating in the Non-Section 423 Component to the Company or any Participating Company participating in the Section 423 Component shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Grant Date of the first Offering Period in which he or she is eligible to participate following such transfer. Notwithstanding the foregoing, the Committee may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

7. RESTRICTION UPON ASSIGNMENT

An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s Option or any rights under the Participant’s Option.

8. NO RIGHTS OF STOCKHOLDERS UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

9. CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION

Whenever any change is made in the Stock by reason of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of shares, appropriate action shall be taken by the Committee to adjust accordingly the number of shares of Stock subject to the Plan pursuant to Section 2 above, the maximum number of shares of Stock a Participant may purchase during an Offering Period pursuant to Section 3(a) above, and the number and the Option Price of shares of Stock subject to the Options outstanding under the Plan to preserve, but not increase, the rights of Participants hereunder.

10. USE OF FUNDS; NO INTEREST PAID

All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose, except for funds contributed under Offerings in which the local law of a non-U.S. jurisdiction requires that contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. No interest will be paid to any Participant or credited to any Participant’s account under the Plan with respect to such funds, except as may be required by local law in a non-U.S. jurisdiction. If the segregation of funds and/or payment of interest on any Participant’s account is so required, such provisions shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). With respect to any Offering under the Non-Section 423 Component, the payment of interest shall apply as determined by the Committee.

11. AMENDMENT OF THE PLAN

The Board of Directors or the Committee may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval of the Company’s stockholders shall be required to amend the Plan (a) to increase the number of shares of Stock, or change the type of securities, reserved for sale pursuant to Options under the Plan, (b) to decrease the Option Price below a price computed in the manner stated in Section 4(b) hereof, (c) to alter the requirements for eligibility to participate in the Plan or (d) in any manner that would cause the Section 423 Component to no longer constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

In the event the Board of Directors or the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board of Directors or the Committee may, to the extent permitted under Section 423 of the Code with respect to Offerings under the Section 423 Component, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

APPENDIX A

(b) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(c) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board of Directors or Committee action; and

(d) reducing the maximum percentage of Eligible Compensation a Participant may elect to contribute; and

(e) reducing the maximum number of shares of Stock a Participant may purchase during any Offering Period.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

12. ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

(a) Appointment of Committee. The Plan shall be administered by the Committee, which shall be composed of two or more members of the Board of Directors, each of whom is both a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. Each member of the Committee shall serve for a term commencing on a date specified by the Board of Directors and continuing until the member dies or resigns or is removed from office by the Board of Directors. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.

(b) Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. For the avoidance of doubt, the Committee shall also have the exclusive authority to determine which Participating Companies shall participate in the Non-Section 423 Component and which shall participate in the Section 423 Component.

(c) Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

(d) Compensation; Professional Assistance; Good Faith Actions. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

13. NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or an Affiliate or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation or Affiliate to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

14. MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets or 50% or more of the Company’s then outstanding voting stock, the liquidation or dissolution of the Company or any other reorganization of the Company, the Exercise Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation, dissolution, or reorganization (or on such other prior date as is determined by the Committee) unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Section 424(a) of the Code.

15. TERM; APPROVAL BY STOCKHOLDERS

This amended and restated Plan shall be effective on the date it is approved by the stockholders of the Company. The amended and restated Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the amended and restated Plan.

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APPENDIX A

The Plan shall terminate upon such date as is determined by the Company in its sole discretion. The Plan shall automatically be suspended on the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan pending approval of an increase in the number of shares available for issuance under the Plan. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

16. EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation (a) to establish any other forms of incentives or compensation for Employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

17. CONDITIONS TO ISSUANCE OF SHARES.

The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a) The admission of such shares to listing on all stock exchanges, if any, on which the Stock is then listed;

(b) The completion of any registration or other qualification or exemption of such shares under any federal, state, local or foreign law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any federal, state, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts which it or the employer is required to withhold under federal, state, local or foreign law upon grant, exercise of the Option or sale of shares of Stock; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

18. TAX WITHHOLDING

At the time a Participant’s Option is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign income, social insurance and other payroll tax, payment on account, withholding obligations and employer social contribution liability due from a Participant, if any, of the Participating Company Group which arise upon the grant or exercise of the Option or upon such disposition of shares, respectively. The Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an Employee, or a sale of a portion of the Stock purchased under the Plan, which sale may be required and initiated by the Company.

19. CONFORMITY TO SECURITIES LAWS

Notwithstanding any other provision of this Plan, the participation in this Plan and all elections thereunder shall be subject to, and may be limited by, such rules and restrictions as the Committee may prescribe in order to comply with all applicable federal, state, local and foreign securities or exchange control laws. Without limiting the generality of the foregoing, this Plan and participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

20. NOTIFICATION OF DISPOSITION

Each Participant who is a participant in the Section 423 Component shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made (a) within two years from the Grant Date of the Option or (b) within one year after the transfer of such shares to such Participant upon

APPENDIX A

exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

21. NOTICES

Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary at the Company’s principal executive offices and any notice to be given to any Eligible Employee or Participant shall be addressed to such Employee at such Employee’s last physical address as reflected in the Company’s records or to such Employee’s Company-provided e-mail address. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Eligible Employee or a Participant shall, if the Eligible Employee or Participant is then deceased, be given to the Eligible Employee’s or Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section. Any notice shall have been deemed duly given if personally delivered, sent by e-mail to an Employee as provided above or if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or other applicable governmental postal service in a non-U.S. jurisdiction.

22. HEADINGS

Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

23. EQUAL RIGHTS AND PRIVILEGES

All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges so that the Section 423 Component of the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code, except for differences approved by the Committee pursuant to Section 24 that are consistent with Section 423(b)(5) of the Code. Any provision of the Section 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board of Directors or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Participants participating in the Non-Section 423 Component need not have the same rights and privileges as Employees participating in the Section 423 Component.

24. RULES FOR FOREIGN JURISDICTIONS

Notwithstanding any provision to the contrary in the Plan, the Committee may adopt such sub-plans or appendices relating to the operation and administration of the Plan as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed in non-U.S. jurisdictions, which sub-plans or appendices may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Committee. The rules of such appendices or sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 2, 11 and 15, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan shall govern the operation of such sub-plans or appendices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Eligible Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Committee also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an Option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of Options granted under the Plan or the same Offering to Employees resident solely in the U.S. To the extent any sub-plan or appendix or other changes approved by the Committee are inconsistent with the requirements of Section 423 of the Code or would jeopardize the tax-qualified status of the Section 423 Component, the change shall cause the Participating Companies affected thereby to be considered Participating Companies in a separate Offerings under the Non-Section 423 Component instead of the Section 423 Component. The Committee shall not be required to obtain the approval of the stockholders of the Company prior to the adoption, amendment or termination of any such sub-plan, appendix, rules or procedures.

25. SECTION 409A OF THE CODE

The Section 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-Section 423 Component is intended to be exempt from the

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APPENDIX A

application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

26. TAX-QUALIFICATION

Although the Company may endeavor to (a) qualify an Option for favorable tax treatment under the laws of the United States or non-U.S. jurisdictions or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 25. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

27. REPORTS

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of contributions, the Option Price, the number of shares of Stock purchased and the remaining cash balance, if any.

28. DATES AND TIMES

All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Pacific Time. Business days for purposes of the Plan are U.S. business days.

APPENDIX B

1996 EQUITY PARTICIPATION PLAN OF VIASAT, INC.

(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 4, 2019)

Viasat, Inc., a Delaware corporation, adopted The 1996 Equity Participation Plan of Viasat, Inc. (the “Plan”), originally effective October 24, 1996, for the benefit of its eligible employees, consultants and directors. The Plan consists of two plans, one for the benefit of key Employees (as such term is defined below) and consultants and one for the benefit of Independent Directors (as such term is defined below). The following is an amendment and restatement of the Plan effective as of September 4, 2019 (the “Restatement Effective Date”), which is the date on which this amendment and restatement of the Plan was approved by the stockholders of the Company.

The purposes of this Plan are as follows:

(1) To provide an additional incentive for directors, key Employees and consultants to further the growth, development and financial success of Viasat, Inc. (the “Company”) by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

(2) To enable the Company to obtain and retain the services of directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I. DEFINITIONS

1.1 General. Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

1.2 Award Limit. “Award Limit” shall mean One Million (1,000,000) shares of Common Stock with respect to Options or Stock Appreciation Rights granted under the Plan and Three Hundred Thousand (300,000) shares of Common Stock with respect to awards of Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units, or Stock Payments granted under the Plan; provided, however, that in connection with an individual’s initial service as an Employee, such limit will be Six Hundred Thousand (600,000) shares of Common Stock with respect to awards of Restricted Stock, Performance Awards, Dividend Equivalents, Restricted Stock Units or Stock Payments granted under the Plan. The maximum aggregate amount of cash that may be paid to an individual in cash during any fiscal year of the Company with respect to awards designated to be paid in cash shall be $5,000,000.

1.3 Board. “Board” shall mean the Board of Directors of the Company.

1.4 Change in Control. “Change in Control” shall mean a change in ownership or control of the Company effected through either of the following transactions:

(a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept; or

(b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

1.5 Code. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.6 Committee. “Committee” shall mean the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 9.1.

1.7 Common Stock. “Common Stock” shall mean the common stock of the Company, par value $0.0001 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

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APPENDIX B

1.8 Company. “Company” shall mean Viasat, Inc., a Delaware corporation.

1.9 Corporate Transaction. “Corporate Transaction” shall mean any of the following stockholder-approved transactions to which the Company is a party:

(a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Options are assumed by the successor entity;

(b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a) above; or

(c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

1.10 Director. “Director” shall mean a member of the Board.

1.11 Dividend Equivalent. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VII of this Plan.

1.12 Employee. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.13 Equity Restructuring. “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding awards.

1.14 Exchange Act. “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

1.15 Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading or quoted, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next following date on which a trade occurs; or (b) if Common Stock is not traded on an exchange but is quoted on an automated quotation system, the closing price of a share of Common Stock on such date as reported by such quotation system; or (c) if Common Stock is not publicly traded on an exchange and not quoted on an automated quotation system, the Fair Market Value of a share of Common Stock as established by the Committee (or the Board, in the case of awards granted to Independent Directors) acting in good faith.

1.16 Full Value Award. “Full Value Award” shall mean any award other than an Option or a Stock Appreciation Right with a per share purchase price lower than one hundred percent (100%) of Fair Market Value on the date of grant and that is settled by the issuance of shares of Common Stock.

1.17 Grantee. “Grantee” shall mean an Employee, Director or consultant granted a Performance Award, Dividend Equivalent, Stock Payment or Stock Appreciation Right, or an award of Restricted Stock Units, under this Plan.

1.18 Incentive Stock Option. “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

1.19 Independent Director. “Independent Director” shall mean a member of the Board who is not an Employee of the Company.

1.20 Non-Qualified Stock Option. “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Committee.

1.21 Option. “Option” shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

1.22 Optionee. “Optionee” shall mean an Employee, Director or consultant granted an Option under this Plan.

1.23 Performance Award. “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VII of this Plan.

1.24 Plan. “Plan” shall mean The 1996 Equity Participation Plan of Viasat, Inc., as amended and restated.

1.25 QDRO. “QDRO” shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

APPENDIX B

1.26 Restricted Stock. “Restricted Stock” shall mean Common Stock awarded under Article VI of this Plan.

1.27 Restricted Stock Unit. “Restricted Stock Unit” shall mean a right to receive Common Stock awarded under Article VII of this Plan.

1.28 Restricted Stockholder. “Restricted Stockholder” shall mean an Employee, Director or consultant granted an award of Restricted Stock under Article VI of this Plan.

1.29 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.30 Stock Appreciation Right. “Stock Appreciation Right” shall mean a stock appreciation right granted under Article VIII of this Plan.

1.31 Stock Payment. “Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to a key Employee, Director or consultant in cash, awarded under Article VII of this Plan.

1.32 Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.33 Termination of Consultancy. “Termination of Consultancy” shall mean the time when the engagement of an Optionee, Grantee or Restricted Stockholder as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.34 Termination of Directorship. “Termination of Directorship” shall mean the time when an Optionee or Grantee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.35 Termination of Employment. “Termination of Employment” shall mean the time when the employee-employer relationship between an Optionee, Grantee or Restricted Stockholder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee, Grantee or Restricted Stockholder by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

ARTICLE II. SHARES SUBJECT TO PLAN

2.1 Shares Subject to Plan.

(a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Restricted Stock Units, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company’s Common Stock, par value $0.0001 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 35,350,000. The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

(b) Any shares subject to Options or Stock Appreciation Rights shall be counted against the numerical limit of Section 2.1(a) as one share for every share subject thereto. Any shares subject to Full Value Awards granted during the

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APPENDIX B

period beginning on September 22, 2010 and ending on September 19, 2012 will be counted against the numerical limit of Section 2.1(a) as 2.65 shares for every one share subject thereto. Any shares subject to Full Value Awards granted prior to September 22, 2010 and subsequent to September 19, 2012 will be counted against the numerical limit of Section 2.1(a) as 2 shares for every one share subject thereto. To the extent that a share that was subject to a Full Value Award is recycled back into the Plan under Section 2.2, the Plan will be credited with a number of shares corresponding to the reduction in the share reserve previously made with respect to such Full Value Award in accordance with this Section 2.1(b).

(c) The maximum number of shares which may be subject to awards granted under the Plan to any individual in any fiscal year, and the maximum aggregate amount of cash that may be paid in cash during any fiscal year with respect to awards designated to be paid in cash, shall not exceed the applicable Award Limit.

2.2 Add-Back of Shares. If any award under this Plan expires or is canceled without having been fully exercised or paid, or an award is settled in cash without the delivery of shares of Common Stock to the award holder, the number of shares subject to such award shall, to the extent of such expiration, cancellation or cash settlement, again be available for future grants of awards and added back to the shares of Common Stock authorized for grant under Section 2.1(a) in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above with respect to such award, subject to the limitations of Section 2.1. Furthermore, any shares subject to awards which are adjusted pursuant to Section 10.3 and become exercisable with respect to shares of stock of another corporation shall be considered canceled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding anything to the contrary contained herein, the following shares shall not be added back to the shares of Common Stock authorized for grant under Section 2.1(a) and will not be available for future grants of awards: (i) shares of Common Stock tendered by an Optionee or withheld by the Company in payment of the exercise price of an Option; (ii) shares of Common Stock tendered by an Optionee or Grantee or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right; (iii) shares of Common Stock subject to a Stock Appreciation Right not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. Shares tendered by a Grantee or a Restricted Stockholder or withheld by the Company to satisfy any tax withholding obligation with respect to a Full Value Award shall be available for future grants of awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above; provided, however, that, notwithstanding the foregoing, in the event shares of Common Stock subject to a Full Value Award are tendered by a Grantee or a Restricted Stockholder or withheld by the Company to satisfy any tax withholding obligation at a tax withholding rate in excess of the employer’s minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes, such shares of Common Stock tendered or withheld to satisfy the tax withholding at a rate in excess of the employer’s minimum statutory withholding obligation shall not be available for future grants of awards under the Plan and shall continue to be counted against the share reserve in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above. Any shares of Common Stock forfeited by a Grantee or a Restricted Stockholder or repurchased by the Company under Section 6.6 or Article VII will again be available for awards in an amount corresponding to the reduction in the share reserve previously made in accordance with Section 2.1(b) above. The payment of Dividend Equivalents in cash in conjunction with any outstanding awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

ARTICLE III. GRANTING OF OPTIONS

3.1 Eligibility. Any Employee or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4(d).

3.2 Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

3.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

APPENDIX B

3.4 Granting of Options.

(a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

(i) Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

(iii) Subject to Section 3.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iv) Determine the terms and conditions of such Options, consistent with this Plan.

(b) Upon the selection of a key Employee or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or consultant that the Employee or consultant surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments or other rights which have been previously granted to him under this Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award; provided, however, except as permitted under Section 10.3 of the Plan, no Option or Stock Appreciation Right shall, without stockholder approval, be (i) repriced, exchanged for an Option or Stock Appreciation Right with a lower price or otherwise modified where the effect would be to reduce the exercise price of the Option or Stock Appreciation Right; or (ii) exchanged for cash or an alternate award under the Plan.

(c) Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

(d) During the term of the Plan, each person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall automatically be granted an Option to purchase Nine Thousand (9,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment, which Option will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the Independent Director’s continued service as a Director on each such vesting date. In addition, during the term of the Plan, each Independent Director shall automatically be granted an Option to purchase Five Thousand (5,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after his or her initial election or appointment to the Board at which directors are elected to the Board, which Option will vest on the first anniversary of the date of grant, subject to the Independent Director’s continued service as a Director on such vesting date; provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is an Independent Director at the time of such initial election shall receive only an initial Option grant on the date of such election pursuant to the preceding sentence and shall not receive an Option grant pursuant to this sentence until the date of the next annual meeting of stockholders following such initial election. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Option grant pursuant to the first sentence of this Section 3.4(d), but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Options as described in the second sentence of this Section 3.4(d).

ARTICLE IV. TERMS OF OPTIONS

4.1 Option Agreement. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Options granted to Independent Directors) shall determine, consistent with this Plan. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.2 Option Price. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted and in the case of Incentive Stock Options granted to an individual then owning (within the

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APPENDIX B

meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted.

4.3 Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that no Option shall have a term longer than six (6) years from the date the Option is granted and in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) the term may not exceed five (5) years from the date the Option is granted. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

4.4 Option Vesting.

(a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option (except an Option granted to an Independent Director) vests.

(b) No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee (or the Board, in the case of Options granted to Independent Directors) in the case of Options granted to Employees or consultants either in the Stock Option Agreement or by action of the Committee (or the Board, in the case of Options granted to Independent Directors) following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

4.5 Consideration. In consideration of the granting of an Option, the Committee (or the Board, in the case of Options granted to Independent Directors) may require the Optionee to agree, in the written Stock Option Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Stock Option Agreement or by action of the Committee following grant of the Option) after the Option is granted (or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

ARTICLE V. EXERCISE OF OPTIONS

5.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Committee (or the Board, in the case of Options granted to Independent Directors) may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

5.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

(a) A written notice complying with the applicable rules established by the Committee (or the Board, in the case of Options granted to Independent Directors) stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

(b) Such representations and documents as the Committee (or the Board, in the case of Options granted to Independent Directors), in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such

APPENDIX B

compliance including, without limitation, placing legends on share certificates and book entries and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Committee (or the Board, in the case of Options granted to Independent Directors), may in its discretion, (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Committee (or the Board, in the case of Options granted to Independent Directors) may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan or other extension of credit from the Company when or where such loan or other extension of credit is prohibited by law.

5.3 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates, or make any book entries, for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee or Board shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee (or Board, in the case of Options granted to Independent Directors) shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Independent Directors) may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.

Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee (or the Board, in the case of Options granted to Independent Directors) or required by any applicable law, rule or regulation, the Company shall not deliver to any Optionee certificates evidencing shares of Common Stock issued in connection with any Option and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

5.4 Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders or book entries evidencing such shares have been made by the Company.

5.5 Ownership and Transfer Restrictions. The Committee (or Board, in the case of Options granted to Independent Directors), in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates or book entries evidencing such shares. The Committee may require an Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of granting such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates or book entries evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

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APPENDIX B

5.6 Limitations on Exercise of Options Granted to Independent Directors. No Option granted to an Independent Director may be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration of twelve (12) months from the date of the Optionee’s death;

(b) The expiration of twelve (12) months from the date of the Optionee’s Termination of Directorship, Termination of Consultancy or Termination of Employment by reason of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code);

(c) The expiration of three (3) months from the last to occur of the Optionee’s Termination of Directorship, Termination of Consultancy or Termination of Employment, unless the Optionee dies within said three-month period; or

(d) The expiration of six (6) years from the date the Option was granted.

ARTICLE VI. AWARD OF RESTRICTED STOCK

6.1 Award of Restricted Stock.

(a) The Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) may from time to time, in its absolute discretion:

(i) Select from among the key Employees, consultants or Independent Directors (including Employees, consultants or Independent Directors who have previously received other awards under this Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with this Plan.

(b) The Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of a key Employee, consultant or Independent Director to be awarded Restricted Stock, the Committee (or the Board, in the case of Restricted Stock awarded to Independent Directors) shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

6.2 Restricted Stock Agreement. Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the selected key Employee, consultant or Independent Director and an authorized officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall determine, consistent with this Plan. The issuance of any shares of Restricted Stock shall be made subject to satisfaction of all provisions of Section 5.3.

6.3 Consideration. As consideration for the issuance of Restricted Stock, in addition to payment of any purchase price, the Restricted Stockholder shall agree, in the written Restricted Stock Agreement, to remain in the employ of, to consult for, or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after the Restricted Stock is issued (or such shorter period as may be fixed in the Restricted Stock Agreement or by action of the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) following grant of the Restricted Stock or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Restricted Stock Agreement hereunder shall confer on any Restricted Stockholder any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Restricted Stockholder at any time for any reason whatsoever, with or without good cause.

6.4 Rights as Stockholders. Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 6.7, the Restricted Stockholder shall have, unless otherwise provided by the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including, subject to Section 10.14 and the last sentence of this Section 6.4 below, the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.5. Notwithstanding the foregoing, with respect to Restricted Stock that is subject to vesting, dividends which are paid prior to vesting shall only be paid out to the Restricted Stockholder to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

APPENDIX B

6.5 Restriction. All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and vesting restrictions based on duration of employment with the Company, Company performance and individual performance; provided, further, that by action taken after the Restricted Stock is issued, the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Notwithstanding the foregoing, except as permitted under Section 10.3 of the Plan but subject to Section 10.13, shares of Restricted Stock will vest no more rapidly than ratably over a three (3) year period from the date of grant, unless the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) determines that the Restricted Stock award is to vest upon the achievement of one or more performance goals, in which case the period for measuring performance will be at least twelve (12) months. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.6 Repurchase or Forfeiture of Restricted Stock. The Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment, Termination of Consultancy or Termination of Directorship between the Restricted Stockholder and the Company, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock; provided, however, that provision may be made that no such right of repurchase shall exist in the event of a Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company or because of the Restricted Stockholder’s retirement, death or disability, or otherwise. Unless provided otherwise by the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director), if no cash consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder’s rights in unvested Restricted Stock shall lapse upon the last to occur of Termination of Employment, Termination of Consultancy or Termination of Directorship with the Company.

6.7 Escrow. The Secretary of the Company or such other escrow holder as the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

6.8 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee (or the Board, in the case of Restricted Stock granted to an Independent Director) shall cause a legend or legends to be placed on certificates or book entries representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE VII. PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, RESTRICTED STOCK UNITS, STOCK PAYMENTS

7.1 Performance Awards. Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted one or more Performance Awards. The Committee shall select the performance criteria (and any permissible adjustments) for each Performance Award for purposes of establishing the performance goal or performance goals applicable to such Performance Award for the designated performance period. The performance criteria that may be used to establish such performance goals may include, but are not limited to, the following: (a) net earnings (either before or after one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization), (b) gross or net sales or revenue, (c) net income (either before or after taxes), (d) operating earnings or profit, (e) cash flow (including, but not limited to, operating cash flow and free cash flow), (f) return on assets, (g) return on capital, (h) return on stockholders’ equity, (i) return on sales, (j) gross or net profit or operating margin, (k) costs, (l) funds from operations, (m) expenses, (n) working capital, (o) earnings per share, or (p) price per share of the Common Stock, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators. The performance goals for a performance period may be established in writing by the Committee (or the Board, in the case of an award to an Independent Director) based on one or more of the foregoing performance criteria, which goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual. In making such determinations, the Committee (or the Board, in the case of an award to an Independent Director) may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular key Employee, consultant or Independent Director.

7.2 Dividend Equivalents. Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted Dividend Equivalents based on the dividends declared on

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APPENDIX B

Common Stock, to be credited as of dividend payment dates, during the period between the date an Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award is granted, and the date such Option, Stock Appreciation Right, Restricted Stock Unit or Performance Award is exercised, vests or expires, as determined by the Committee (or the Board, in the case of an award to an Independent Director). Subject to Section 10.14, such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee (or the Board, in the case of an award to an Independent Director). Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

7.3 Stock Payments. Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee (or the Board, in the case of an award to an Independent Director) and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee (or the Board, in the case of an award to an Independent Director), determined on the date such Stock Payment is made or on any date thereafter.

7.4 Restricted Stock Units.

(a) Any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director) may be granted an award of Restricted Stock Units in the manner determined from time to time by the Committee. The number of shares subject to a Restricted Stock Unit award shall be determined by the Committee (or the Board, in the case of an award to an Independent Director). Common Stock underlying a Restricted Stock Unit award will not be issued until the Restricted Stock Unit award has vested. Unless otherwise provided by the Committee (or the Board, in the case of an award to an Independent Director), a Grantee of Restricted Stock Units shall have no rights as a Company stockholder with respect to the shares of Common Stock underlying such Restricted Stock Units until such time as the award has vested and such Common Stock underlying the award has been issued.

(b) During the term of the Plan thereafter, each person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment shall automatically be granted an award of Three Thousand (3,000) Restricted Stock Units (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment, which Restricted Stock Unit award will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the Independent Director’s continued service as a Director on each such vesting date. In addition, during the term of the Plan thereafter, each Independent Director shall automatically be granted an award of One Thousand Six Hundred (1,600) Restricted Stock Units (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after his or her initial election or appointment to the Board at which directors are elected to the Board, which Restricted Stock Unit award will vest on the first anniversary of the date of grant, subject to the Independent Director’s continued service as a Director on such vesting date; provided, however, that a person who is initially elected to the Board at an annual meeting of stockholders and who is an Independent Director at the time of such initial election shall receive only an initial Restricted Stock Unit award on the date of such election pursuant to the preceding sentence and shall not receive a Restricted Stock Unit award pursuant to this sentence until the date of the next annual meeting of stockholders following such initial election. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Restricted Stock Unit award pursuant to the first sentence of this Section 7.4(b), but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Restricted Stock Unit awards as described in the second sentence of this Section 7.4(b).

7.5 Performance Award Agreement, Dividend Equivalent Agreement, Restricted Stock Unit Agreement, Stock Payment Agreement. Each Performance Award, Dividend Equivalent, award of Restricted Stock Units and/or Stock Payment shall be evidenced by a written agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee (or the Board, in the case of an award to an Independent Director) shall determine, consistent with this Plan.

7.6 Term. The term of a Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment shall be set by the Committee (or the Board, in the case of an award to an Independent Director) in its discretion.

7.7 Exercise Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment is exercisable or payable only while the Grantee is an Employee, consultant or Independent Director; provided that the Committee may (or the Board, in the case of an award to an Independent Director) determine that the Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment may be exercised or paid subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

7.8 Payment on Exercise. Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Committee (or the Board, in the case of an award to an Independent

APPENDIX B

Director). To the extent any payment under this Article VII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 5.3.

7.9 Consideration. As consideration for the issuance of a Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment, the Grantee shall agree, in a written agreement, to remain in the employ of, to consult for, or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after such Performance Award, Dividend Equivalent, award of Restricted Stock Unit and/or Stock Payment is granted (or such shorter period as may be fixed in such agreement or by action of the Committee (or the Board, in the case of an award to an Independent Director) following such grant or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any agreement hereunder shall confer on any Grantee any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

ARTICLE VIII. STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any key Employee, consultant or Independent Director selected by the Committee (or the Board, in the case of an award to an Independent Director). A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with this Plan as the Committee (or the Board, in the case of an award to an Independent Director) shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, which shall be executed by the Grantee and an authorized officer of the Company; provided, however, that no Stock Appreciation Right shall have a term longer than six (6) years from the date the Stock Appreciation Right is granted. Without limiting the generality of the foregoing, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a Stock Appreciation Right to an Employee, consultant or Independent Director that the Employee, consultant or Independent Director surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, or other rights which have been previously granted to him under this Plan or otherwise. Subject to Section 3.4(b), a Stock Appreciation Right, the grant of which is conditioned upon such surrender, may have an exercise price lower (or higher) than the exercise price of the surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award; provided, however, except as permitted under Section 10.3 of the Plan, no Stock Appreciation Right shall, without stockholder approval, be (i) repriced, exchanged for an Option or Stock Appreciation Right with a lower price or otherwise modified where the effect would be to reduce the exercise price of the Stock Appreciation Right; or (ii) exchanged for cash or an alternate award under the Plan.

8.2 Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to this Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

8.3 Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Common Stock as the Committee may determine; provided, however, that unless the Committee otherwise provides in the terms of the ISAR or otherwise, no ISAR granted to a person subject to Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed from (but excluding) the date on which the Option was granted. The exercise price per share of Common Stock subject to each ISAR shall be set by the Committee; provided, however, that such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Grantee is an Employee,

2019 Proxy Statement            B-11

APPENDIX B

consultant or Independent Director; provided that the Committee may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Consultancy or Termination of Directorship without cause, or following a change in control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.

(b) An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to this Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

8.4 Payment and Limitations on Exercise.

(a) Payment of the amount determined under Sections 8.2(c) and 8.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 5.3 above pertaining to Options.

(b) Grantees of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Board or Committee.

8.5 Consideration. As consideration for the granting of a Stock Appreciation Right, the Committee (or the Board in the case of an award to an Independent Director) may require the Grantee to agree, in the written Stock Appreciation Right Agreement, to remain in the employ of, to consult for or to remain as an Independent Director of, as applicable, the Company or any Subsidiary for a period of at least one year after the Stock Appreciation Right is granted (or such shorter period as may be fixed in the Stock Appreciation Right Agreement or by action of the Committee (or the Board, in the case of an award to an Independent Director) following grant of the Stock Appreciation Right or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company). Nothing in this Plan or in any Stock Appreciation Right Agreement hereunder shall confer on any Grantee any right to continue in the employ of, as a consultant for or as an Independent Director of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

ARTICLE IX. ADMINISTRATION

9.1 Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is a “non-employee director” as defined by Rule 16b-3 and otherwise meets the requirements of applicable law. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plane. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board. Should any Awards made under the Plan prior to November 2, 2017 be intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code prior to its repeal (“162(m) Awards”), then all such determinations regarding such Awards will be made solely by a Committee comprised solely of two of more “outside directors” within the meaning of Section 162(m) of the Code.

9.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to awards granted to Independent Directors. Any such grant or award under this Plan need not be the same with respect to each Optionee, Grantee or Restricted Stockholder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or members of the Board) to whom authority to grant or amend awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section shall serve in such capacity at the pleasure of the Committee.

APPENDIX B

9.3 Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

9.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Stockholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, Options, awards of Restricted Stock or Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Not Transferable.

(a) Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, Restricted Stock award, Restricted Stock Unit award, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Stockholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Optionee or Grantee, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Stock Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s or Grantee’s will or under the then applicable laws of descent and distribution.

10.2 Amendment, Suspension or Termination of this Plan. Except as otherwise provided in this Section 10.2, this Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 10.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or modify the Award Limit, and no action of the Board or the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, or the rules and regulations of any stock exchange or national market system on which the Common Stock is then listed. No amendment, suspension or termination of this Plan shall, without the consent of the holder of Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, alter or impair any rights or obligations under any Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after June 17, 2029.

10.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 10.3(d), in the event that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) (other than normal cash dividends), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company

2019 Proxy Statement            B-13

APPENDIX B

(including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event (other than an Equity Restructuring), in the Committee’s sole discretion (or in the case of awards granted to Independent Directors, the Board’s sole discretion), affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, Restricted Stock award, Performance Award, Stock Appreciation Right, Dividend Equivalent, Restricted Stock Unit award or Stock Payment, then the Committee (or the Board, in the case of awards granted to Independent Directors) shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted under the Plan, or which may be granted as Restricted Stock (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued, adjustments of the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted),

(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock,

(iii) the grant or exercise price with respect to any Option, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment, and

(iv) the number and kind of shares of Common Stock (or other securities or property) for which automatic grants of Options and Restricted Stock Units are subsequently to be made to new and continuing Independent Directors pursuant to Section 3.4(d) and Section 7.4(b), respectively.

(b) Subject to Sections 10.3(b)(vii), 10.3(d) and 10.3(e) in the event of any Corporate Transaction or other transaction or event described in Section 10.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee (or the Board, in the case of awards granted to Independent Directors) in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee (or the Board, in the case of awards granted to Independent Directors) determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of the agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the optionee’s request, for either the purchase of any such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or any Restricted Stock or Restricted Stock Unit for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the optionee’s rights had such option, right or award been currently exercisable or payable or fully vested or the replacement of such option, right or award with other rights or property selected by the Committee (or the Board, in the case of awards granted to Independent Directors) in its sole discretion;

(ii) In its sole and absolute discretion, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;

(iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event, that for a specified period of time prior to such transaction or event, such option, right or award shall be vested and/or exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 4.4 or (ii) the provisions of such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award;

(iv) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may provide, either by the terms of such Option,

APPENDIX B

Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit award or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee (or the Board, in the case of awards granted to Independent Directors) may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(vi) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of a Restricted Stock award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Stock Agreement upon some or all shares of Restricted Stock may be terminated, and, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 6.6 or forfeiture under Section 6.5 after such event; and

(vii) None of the foregoing discretionary actions taken under this Section 10.3(b) shall be permitted with respect to awards granted to Independent Directors to the extent that such discretion would be inconsistent with the applicable exemptive conditions of Rule 16b-3. In the event of a Change in Control or a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 10.3(b)(iii) above, each award granted to an Independent Director shall be vested and/or exercisable as to all shares covered thereby upon such Change in Control or during the five days immediately preceding the consummation of such Corporate Transaction and subject to such consummation, notwithstanding anything to the contrary in Section 4.4 or the vesting schedule of such awards. In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth in Section 10.3(b)(ii) above, no Option granted to an Independent Director may be exercised following such Corporate Transaction unless such Option is, in connection with such Corporate Transaction, either assumed by the successor or survivor corporation (or parent or subsidiary thereof) or replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent or subsidiary thereof).

(c) Subject to Sections 10.3(d) and 10.7, the Committee (or the Board, in the case of awards granted to Independent Directors) may, in its discretion, include such further provisions and limitations in any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or Restricted Stock or Restricted Stock Unit agreement or certificate, as it may deem equitable and in the best interests of the Company.

(d) With respect to Incentive Stock Options, no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto. With respect to 162(m) Awards (as defined below), no adjustment or action described in this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such award to fail to so qualify under Code Section 162(m)(4)(C) prior to its repeal unless the Committee determines that the award should not so qualify. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee (or the Board, in the case of awards granted to Independent Directors) determines that the option or other award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any option, right or award shall always be rounded to the next whole number.

(e) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 10.3(a) and 10.3(b):

(i) The number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 10(e) shall be nondiscretionary and shall be final and binding on the affected holder and the Company.

(ii) The Committee (or the Board, in the case of awards granted to Independent Directors) shall make such equitable adjustments, if any, as the Committee may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan or the Award Limit and adjustments of the manner in which shares subject to Full Value Awards will be counted).

2019 Proxy Statement            B-15

APPENDIX B

10.4 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Stockholder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or other taxable event related to any Option, Restricted Stock, Restricted Stock Unit, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment. The Committee (or the Board, in the case of awards granted to Independent Directors) may in its discretion and in satisfaction of the foregoing requirement allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option or other award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the amounts required to be withheld. For avoidance of doubt, the Committee (or the Board, in the case of awards granted to Independent Directors) may determine the fair market value of the shares of Common Stock for tax purposes upon settlement of an award using such methodology as may be required by applicable laws or as appropriate for administrative reasons. The number of shares of Common Stock which may be so withheld or returned shall be limited to the number of shares of Common Stock which have a fair market value on the date of withholding or return no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or, to the extent provided by the Committee (or the Board, in the case of awards granted to Independent Directors), such higher withholding rate that is in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)).

10.5 Loans. The Committee may, in its discretion, and to the extent permitted by law extend one or more loans to key Employees in connection with the exercise or receipt of an Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted under this Plan, or the issuance, vesting or distribution of Restricted Stock or Restricted Stock Units awarded under this Plan. The terms and conditions of any such loan shall be set by the Committee (or the Board, in the case of awards granted to Independent Directors). No loans will be made to key Employees if such loans would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

10.6 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Committee (or the Board, in the case of awards granted to Independent Directors) shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of Options or other awards made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of the award, or upon the receipt or resale of any Common Stock underlying such award, must be paid to the Company, and (ii) the award shall terminate and any unexercised portion of such award (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable).

10.7 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, this Plan, and any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment granted, or Restricted Stock or Restricted Stock Unit awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, Stock Payments, Restricted Stock and Restricted Stock Units granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan or any award agreement, each 162(m) Award (and each award which was otherwise not subject to the deduction limitation of Section 162(m) of the Code) shall be subject to any additional limitations as the Committee determines necessary for such 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal (or to be so exempt) pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017 (the “TCJA”), and to the extent any of the provisions of the Plan or any award (or any amendments hereto pursuant to this amendment and restatement of the Plan) would cause any 162(m) Awards to fail to so qualify or other awards to be so exempt, any such provisions shall not apply to such awards to the extent necessary to ensure the continued qualification or exemption of such awards. To the extent permitted by applicable law, the Plan and any such awards shall be deemed amended to the extent necessary to conform to such requirements.

10.8 Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the

APPENDIX B

acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

10.9 Compliance with Laws. This Plan, the granting and vesting of Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or Restricted Stock or Restricted Stock Units awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, Restricted Stock awards, Restricted Stock Unit awards, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

10.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

10.11 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

10.12 Section 409A. To the extent that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any award granted under the Plan is subject to Section 409A of the Code, the award agreement evidencing such award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee (or the Board, in the case of awards granted to Independent Directors) determines that any award may be subject to Section 409A of the Code and related Department of Treasury guidance (including Department of Treasury guidance), the Committee (or the Board, in the case of awards granted to Independent Directors) may adopt such amendments to the Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee (or the Board, in the case of awards granted to Independent Directors) determines are necessary or appropriate to (a) exempt the award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10.13 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 10.3 and the last sentence of this Section 10.13, Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Restricted Stock Units, Stock Payments or Stock Appreciation Rights granted under the Plan shall vest no earlier than the first anniversary of the date the award is granted and no award agreement shall reduce or eliminate the minimum vesting requirement; provided, however, that, notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 2.1(a) as of the Restatement Effective Date may be granted to any one or more Employees, consultants or Independent Directors without respect to and/or administered without regard for this minimum vesting provision. Nothing in this Section 10.13 precludes the Committee (or the Board, in the case of awards granted to Independent Directors) from taking action, in its sole discretion, to accelerate the vesting of any award in connection with or following a Grantee’s, Optionee’s or Restricted Stockholder’s death, disability, Termination of Employment, Termination of Consultancy, Termination of Directorship or the consummation of a Corporate Transaction or a Change in Control.

10.14 Dividend Limitations. Notwithstanding any other provision of the Plan to the contrary, dividends and Dividend Equivalents with respect to an award that is subject to vesting that are based on dividends paid prior to the vesting of such award shall only be paid out to the Restricted Stockholder or Grantee, as applicable, to the extent that the vesting conditions are subsequently satisfied and the award vests.

2019 Proxy Statement            B-17

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2019 Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, SIGH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Viasat Board of Directors unanimously recommends that stockholders vote “FOR” all the director nominees listed in Proposal 1, and “FOR” proposals 2, 3, 4 and 5.

1. Election of Directors:				For	Against	Abstain

	For	Withhold	2. Ratification of Appointment of PricewaterhouseCoopers LLP as Viasat’s Independent Registered Public Accounting Firm for fiscal year 2020	☐	☐	☐

01 - Richard Baldridge	☐	☐	3. Advisory Vote on Executive Compensation	☐	☐	☐

02 - Sean Pak	☐	☐	4. Amendment and Restatement of the Employee Stock Purchase Plan	☐	☐	☐

			5. Amendment and Restatement of the 1996 Equity Participation Plan	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

033AUC

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy materials for the Viasat annual meeting of stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the Investor Relations section of our website at investors.viasat.com.

Electronic Access To Future Documents

If you wish to access all future proxy statements and annual reports via the internet as they become available, please consent by marking the appropriate box below. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. This consent will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of the proxy statement and annual report.

▼ PLEASE FOLD ALONG THE PERFORATION, SIGH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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VIASAT, INC.

ANNUAL MEETING OF STOCKHOLDERS – SEPTEMBER 4, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Mark Dankberg and Robert Blair, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Viasat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Viasat, Inc. to be held on September 4, 2019, at 8:30 a.m. Pacific Time, at Viasat, Inc., 2501 Gateway Road, Pacific Conference Room, Carlsbad, CA 92009, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3, 4 AND 5. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

C	Non-Voting Items

Change of Address – Please print new address below.	ELECTRONIC ACCESS TO FUTURE DOCUMENTS	I Consent
	If you consent to use the internet to access all future notices of stockholder meetings, proxy statements and annual reports issued by Viasat (electronic access), please mark this box. See above for details.	☐